SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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Riley Exploration Permian, Inc.

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29 E. Reno Avenue, Suite 500 Oklahoma City, Oklahoma 73104 (405) 415-8699

MESSAGE FROM OUR CHAIRMAN

Date: April 10, 2026

Dear Fellow Stockholders:

On behalf of the Board of Directors of Riley Exploration Permian, Inc. (“Riley Permian,” “we,” or the “Company”), we are pleased to invite you to attend our 2026 Annual Meeting of Stockholders, which will be held on Tuesday, May 12, 2026, at 9:00 a.m. Central Time.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement provide important information regarding the matters to be voted upon at the meeting. We encourage you to review these materials carefully before voting.

The 2026 Annual Meeting will be conducted through a virtual meeting platform, as described in the proxy materials. Your participation is important to us. Whether or not you plan to attend the meeting virtually, we encourage you to vote your shares as promptly as possible to ensure they are represented.

2025 was an important year for Riley Permian as we advanced several strategic priorities focused on expanding our asset base, readying infrastructure, improving financial flexibility, and positioning the Company for long-term value creation.

During the year, we expanded the depth and duration of our undeveloped inventory through the Silverback acquisition completed in July 2025, as well as through several smaller acquisitions and new leasehold. In total, we ended 2025 with nearly 50% more net undeveloped locations than at year-end 2024.

We also made substantial progress on our New Mexico gas midstream infrastructure project, which is intended to provide flow assurance and support the continued development of our New Mexico assets. In December 2025, we monetized our ownership interest in the project through a sale to our partner, a leading midstream service provider and Fortune 500 public company, generating a $72 million pre-tax gain.

The midstream transaction meaningfully strengthened our financial position. In December, we reduced outstanding debt by $120 million or approximately 32%. For the full year, shareholders’ equity increased by $5.46 per share or 22%. In addition, we increased our regular dividend by 5% and we authorized a share repurchase program of up to $100 million, providing an additional option in our capital allocation framework.

We believe these actions have positioned the Company with enhanced financial flexibility and a stronger foundation to support growth in 2026 and beyond.

Our Board of Directors and management team remain focused on building long-term shareholder value through the development of our high-quality assets, operational execution, and disciplined capital allocation.

We look forward to discussing these matters with you at our Annual Meeting. Thank you for your continued support of Riley Permian.

Sincerely,

Bobby D. Riley
Chairman of the Board of Directors and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 12, 2026

TO OUR STOCKHOLDERS:

Notice is hereby given that the 2026 annual meeting of stockholders (the “Annual Meeting”) of Riley Exploration Permian, Inc. (“Riley Permian” or the “Company”) has been called for and will be held in a virtual-only format via live webcast on Tuesday, May 12, 2026, at 9:00 a.m. Central Time. The manner for any stockholder wishing to participate in the virtual Annual Meeting is set out in detail in the proxy statement (“Proxy Statement”) accompanying this Notice.

The Annual Meeting is being held for these purposes:

(1)	the election of the seven (7) directors named in the Proxy Statement to our Board of Directors (the “Board”) until the 2027 Annual Meeting of Stockholders;

(2)	the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2026;

(3)	the approval of, through an advisory vote, our named executive officer compensation;

(4)	the approval of the amendment and restatement of the Riley Exploration Permian, Inc. Amended and Restated 2021 Long Term Incentive Plan; and

(5)	the transacting of such other business as may arise that can properly be conducted at the Annual Meeting or any adjournment or postponement thereof.

Our Board has fixed the close of business on March 16, 2026 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote during the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote during the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at our offices for 10 calendar days prior to the Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE LIVE WEBCAST OF THE ANNUAL MEETING, STOCKHOLDERS ARE ENCOURAGED TO VOTE AND SUBMIT THEIR PROXIES IN ADVANCE OF THE MEETING VIA THE INTERNET AT HTTP://WWW.CSTPROXYVOTE.COM USING INSTRUCTIONS ON THE PROXY CARD. YOU MAY ALSO VOTE BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD BY MAIL.

Cautionary Note on Forward-Looking Statements: This Proxy Statement contains “forward-looking” statements regarding Riley Permian’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in Riley Permian’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Riley Permian’s Annual Report on Form 10-K for the year ended December 31, 2025. We assume no obligation to update any of these forward-looking statements.

Additional Materials: The Proxy Statement includes website addresses and references to additional materials found on those websites, including our Annual Report on Form 10-K for the year ended December 31, 2025. These websites and materials are not incorporated by reference herein.

This Notice of Annual Meeting and Proxy Statement along with the form of proxy card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 will be available online at https://www.cstproxy.com/rileypermian/2026 on the first day these materials are mailed to stockholders which is anticipated to be on or about April 13, 2026.

As used in this Proxy Statement, unless otherwise noted or the context otherwise requires, we refer to Riley Exploration Permian, Inc., together with its consolidated subsidiaries, as “we,” “us,” “our,” “Riley Permian,” or the “Company”.

This Proxy Statement includes certain terms commonly used in the oil and natural gas industry, which are defined under the heading “Terms and Definitions” in our Annual Report accompanying this Proxy Statement.

Oklahoma City, OK Dated: April 10, 2026	By Order of the Board of Directors, General Counsel, Director and Corporate Secretary

RILEY EXPLORATION PERMIAN, INC. PROXY STATEMENT

PROXY STATEMENT SUMMARY

This summary is included to provide an introduction and overview of the information contained in this Proxy Statement. This summary does not contain all of the information you should consider, and you should carefully read the Proxy Statement in its entirety before voting. Additional information regarding the Company and its performance for 2025 can be found in our Annual Report on Form 10-K for the year ended December 31, 2025.

2025 Annual Meeting of Stockholders

Date and Time:	May 12, 2026 at 9:00 a.m., Central Time

Location:
Virtual access at: https://www.cstproxy.com/rileypermian/2026

Telephone access (listen-only):
Within the U.S. and Canada: 1 800-450-7155 (toll-free)
Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)
Conference ID: 5191495#

Record Date:	March 16, 2026

Mail Date:
We intend to mail this Notice of Annual Meeting and Proxy Statement along with the form of proxy card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 to our stockholders on or about April 13, 2026.

Stockholders Entitled to Vote:
Holders of our Common Stock, par value $0.001 (“Common Stock”), as of the close of business on the Record Date are entitled to vote. Each share of Common Stock is entitled to one vote by proxy or at the Annual Meeting.

Proposals and Board Recommendations
Board
	Proposal	Recommendation

No. 1	Election of seven (7) directors to serve on the Company’s Board of directors for a one-year term ending at the Company’s annual meeting in 2027.	FOR each nominee

No. 2	The ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2026.	FOR

No. 3	The approval of, through an advisory vote, our named executive officer compensation	FOR

No. 4	The approval of the amendment and restatement of the Riley Exploration Permian, Inc. Amended and Restated 2021 Long Term Incentive Plan	FOR

Vote Required and Board Recommendation

Election of directors requires the affirmative vote of a plurality of votes cast at the Annual Meeting.  The approval of each other “PROPOSAL” requires the vote of a majority of the voting power of the outstanding shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will not be counted as a vote cast and, therefore, will not have an effect on the election of directors, but they will have the effect of a vote against the other “PROPOSALS”.  Broker non-votes have no effect on the outcome of the vote.

✓	Our Board unanimously recommends that you vote “FOR” the election of each of the director nominees named in this Proxy Statement, and “FOR” the approval of each other proposal in this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Stockholders as of the close of business on March 16, 2026 (the “Record Date”) are eligible to vote their shares at the Annual Meeting. On the Record Date, we had 21,567,428 shares of our Common Stock outstanding and eligible to vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum is present if at least a majority of the issued and outstanding shares entitled to vote are represented by stockholders present at the Annual Meeting or by proxy. On the Record Date, there were 21,567,428 shares issued and outstanding and entitled to vote. Therefore, a minimum of 10,783,715 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker), or if you vote online at the Annual Meeting. Abstentions and withhold authority votes will be counted towards the quorum requirement and broker non-votes (discussed immediately below) will be counted toward the quorum requirement assuming the broker is entitled to vote the applicable shares on at least one discretionary proposal. If there is no quorum, the Chairman of the Annual Meeting may adjourn the Annual Meeting to another date.

What is a broker non-vote?

A broker non-vote occurs when the broker is unable to vote the shares it holds on behalf of a beneficial owner (such shares are said to be held in “street name”) because a proposal is not routine and the beneficial owner has not provided any voting instructions on that matter. NYSE rules determine whether proposals are routine. If a proposal is routine, a broker holding shares in street name may vote on the proposal without voting instructions. If a proposal is not routine, the broker may vote on the proposal only if the beneficial owner has provided voting instructions. If a broker does not receive instructions for a non-routine proposal, the broker will return a proxy card without a vote on that proposal, which is commonly referred to as a “broker non-vote.” The Company believes that the ratification of BDO USA, P.C.’s appointment is a routine proposal, but the election of directors, the advisory vote on named executive officer compensation and vote on the amendment and restatement of the Riley Exploration Permian, Inc. Amended and Restated 2021 Long Term Incentive Plan are not routine proposals under applicable NYSE rules.

What vote is required to approve the election of directors (Item 1 on the proxy card)?

Directors are elected by a plurality of the votes cast at the Annual Meeting (that is the seven (7) director nominees receiving the greatest number of votes cast will be elected). Broker non-votes will not have an effect on the outcome since they do not count as a vote cast under the plurality standard.

What vote is required to approve the ratification of the selection of BDO USA, P.C. as our independent registered public accounting firm (Item 2 on the proxy card)?

Under our Bylaws, the ratification of the selection of BDO USA, P.C. as our independent registered public accounting firm requires a majority of the shares present or represented by proxy and entitled to vote on the matter vote “for” the proposal. If you “abstain” from voting, it will have the same effect as an “against” vote because abstentions are treated as shares entitled to vote under Delaware state law.

What vote is required to approve the advisory vote on named executive officer compensation (Item 3 on the proxy card)?

Under our Bylaws, the advisory vote on the frequency of the advisory vote on named executive officer compensation requires a majority of the shares present or represented by proxy and entitled to vote on the matter vote “for” the proposal. If you “abstain” from voting, it will have the same effect as an “against” vote because abstentions are treated as shares entitled to vote under Delaware state law.

What vote is required to approve the amendment and restatement of the Riley Exploration Permian, Inc. Amended and Restated 2021 Long Term Incentive Plan (Item 4 on the proxy card)?

Under our Bylaws the approval of the amendment and restatement of the Riley Exploration Permian, Inc. Amended and Restated 2021 Long Term Incentive Plan requires a majority of the shares present or represented by proxy and entitled to vote on the matter vote “for” the proposal. If you “abstain” from voting, it will have the same effect as an “against” vote because abstentions are treated as shares entitled to vote under Delaware state law.

Are there any other matters to be presented for action at the Annual Meeting?

Our Board does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Annual Meeting of Stockholders and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended that the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of our Board.

Who will serve as the inspector of election at the Annual Meeting?

We anticipate that Continental Stock Transfer and Trust Company will serve as the inspector of election and will tabulate the proxies and ballots at the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Form 8-K filed within four business days after the Annual Meeting.

How do I attend the Virtual Annual Meeting?

Follow the instructions below for either “Registered Stockholders” or “Beneficial Owners” as may be applicable to you.

Registered Stockholders (stockholders whose names the Company keeps on record as owners of the Company’s shares):

As a registered stockholder, you will receive a proxy card from Continental Stock Transfer and Trust Company. The proxy card will tell you how you may vote your shares before the virtual meeting. The proxy card also contains instructions on how to attend the virtual Annual Meeting and provides the required URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer and Trust Company by phone at 917-262-2373 or by email at proxy@continentalstock.com.

You can (but are not required to) pre-register to attend the virtual meeting. Pre-registration begins on or about May 5, 2026 at 9:00 a.m. Central Time. Enter this URL address into your browser https://www.cstproxy.com/rileypermian/2026 then enter your control number, name, and email address. Once you pre-register you can vote your shares, and if you wish you may also enter questions in the chat box for submittal at the virtual meeting. At the start of the virtual meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting. If you have not pre-registered, you may still attend the virtual Annual Meeting by following the same procedure as for “pre-registering” set out in this paragraph. On the day of the virtual meeting, you will log in to the virtual Annual Meeting by going to: https://www.cstproxy.com/rileypermian/2026. You should do this at least 15 minutes before the meeting to assure timely entrance to the virtual meeting.

Beneficial Owners of shares (stockholders who own their investments through a bank or broker holding the shares in institutional or street name):

To vote your shares before the meeting:

You will receive proxy materials forwarded to you by the bank or broker. Although most banks and brokers offer mail, telephone, and internet voting, to vote your shares before the meeting, the availability of voting options and specific procedures to be used to vote will depend on their respective voting arrangements set out in the materials you receive from your bank or broker. Follow those instructions to vote your shares before the meeting. However, the forms you receive from the bank or broker will not contain instructions for attending the virtual Annual Meeting.  If you vote your shares before the meeting, you are not obliged to attend the virtual meeting but are welcome to do so. To attend the virtual Annual Meeting and submit any questions to management, follow one of the two choices below:

To attend the virtual Annual Meeting and vote your shares at the meeting:

To attend the virtual Annual Meeting and vote shares at the meeting, beneficial owners will need to contact Continental Stock Transfer and Trust Company to receive a control number. Continental Stock Transfer and Trust Company can be contacted by phone at 917-262-2373 or by email at proxy@continentalstock.com. If you plan to vote at the meeting, you will also need to have what is called a “legal proxy” that you must obtain from your bank or broker. This assures your votes will not be double counted. Without the “legal proxy” from your bank or broker, you will not be allowed to vote at the meeting even though you have obtained a control number and are thereby entitled to attend the virtual meeting and ask questions. On the day of the virtual meeting, you will log in to the virtual Annual Meeting by going to: https://www.cstproxy.com/rileypermian/2026.

To attend the virtual Annual Meeting but not vote your shares at the meeting:

If you are a beneficial owner and would like to join the virtual Annual Meeting but do not want or need to vote your shares at the meeting, Continental Stock Transfer and Trust Company will issue you a guest control number with proof of your stock ownership. You must contact Continental Stock Transfer and Trust Company for specific instructions on how to receive the guest control number. Continental Stock Transfer and Trust Company can be contacted by phone at 917-262-2373 or by email at proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your guest control number.

On the day of the meeting, you will log in to the virtual Annual Meeting by going to: https://www.cstproxy.com/rileypermian/2026.

If a proxy is properly executed and returned, the shares represented thereby will be voted as instructed on the proxy. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Chief Executive Officer of the Company, or by a stockholder voting online at the Annual Meeting. Unless instructions to the contrary are indicated, proxies will be voted FOR the election of the directors named therein, and FOR each of the other proposals set forth in this Proxy Statement.

How can I access the Company’s Proxy Statement and Annual Report on Form 10-K electronically?

This Proxy Statement and the Company’s Annual Report on Form 10-K is available online at http://www.cstproxy.com/rileypermian/2026 on the first day these materials are mailed to stockholders, which is anticipated to be April 13, 2026.

What is householding?

The SEC permits a single set of proxy materials to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokers and other nominees have instituted householding.

As a result, if you hold your shares through a broker or other nominee and you reside at an address at which two or more stockholders reside, you will likely be receiving only one set of proxy materials unless any stockholder at that address has given the broker or other nominee contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate set of proxy materials in the future, that stockholder should contact their broker or other nominee. Stockholders of record should send a request to the Company’s Corporate Secretary at the Company’s principal executive offices, 29 East Reno Ave., Suite 500, Oklahoma City, OK 73104 or by phone at (405) 415-8699.

Who is paying for this proxy solicitation?

The cost of preparing, assembling, and mailing the proxy materials and proxy card will be borne by the Company who is the party making this proxy solicitation. In addition to solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, fax transmission or e-mail. The Company may also request brokerage houses, nominees, custodians, and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock. The Company will reimburse such persons for their expenses in forwarding soliciting material.

PROPOSAL 1: ELECTION OF DIRECTORS

General

The Board is committed to recruiting and nominating directors for election who will collectively provide the Board with the necessary diversity of skills, backgrounds and experiences to meet the Company’s ongoing needs and support oversight of our business strategy and priorities. The Board and the Nominating and Corporate Governance Committee (the “Nominating Committee”) evaluate a candidate’s character, judgment, skill set, experience, independence, other time commitments and any other factors that each deems relevant in light of the current needs of the Board. Additionally, the Board and the Nominating Committee believe that an important factor in its composition is diversity.

Our Bylaws state that the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of the majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Our Board currently consists of seven (7) directors. Directors are elected annually and hold office until the next annual meeting or until their successors are duly elected and qualified or until their earlier resignation or removal.

Based on the recommendations from the Nominating Committee, our Board has approved the nomination of each of Bobby D. Riley, Bryan H. Lawrence, E. Wayne Nordberg, Brent Arriaga, Beth di Santo, Rebecca Bayless and Bobby Saadati for election as directors to serve a one-year term until the 2027 Annual Meeting of Stockholders, but in any event, until his or her successor is elected and qualified, unless ended earlier due to his or her death, resignation, disqualification or removal from office. We have no reason to believe that the nominees will be unable or unwilling to serve if elected. However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce its size. Each nominee has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected.

The election of each of our director nominees requires the vote of a plurality of the votes cast at the Annual Meeting, which means that the nominees who receive the largest number of votes cast “FOR” such nominee will be elected as directors. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not have an effect on the outcome of the election of directors.

Director Nominees and Board Recommendation

✓	Our Board unanimously recommends that you vote “FOR” the election of each of the director nominees named below.

Bobby D. Riley, 70
Director Since: February 2021	Chairman of the Board and Chief Executive Officer

Mr. Riley was appointed as the Chairman (the “Chairman”) of the Board of Riley Permian upon the closing of our merger with Riley Exploration-Permian, LLC (“REP LLC”) in February 2021. Previously, he served as a member of the board of managers, President and Chief Executive Officer of REP LLC since June 2016. Mr. Riley also served as the Chief Executive Officer of Riley Exploration Group, Inc. (“REG”) from when it was founded in 2012 to May 1, 2018. Prior to joining the Company, Mr. Riley was the Chairman and Chief Executive Officer of Riley Exploration, LLC (“REX”), since he founded REX in 2007 through 2012. Mr. Riley has nearly 45 years of experience in the independent oil and gas sector, in North America, South America, Europe, Africa and Asia. He has an extensive background in all aspects of oil and gas management and operations, including drilling, completion, work-over and production. In addition to his management and operational expertise, he designed and patented specialized completion equipment that was licensed to Baker-Hughes and participated in the design, development and testing of Intelligent Well Bore Systems, which was sold to Weatherford International in 2000. In 2009, Mr. Riley created a joint venture with a private equity group to invest in unconventional oil and gas plays and deployed over $350 million of debt and equity capital in the Eagle Ford Shale and the Permian Basin. The joint venture acquired approximately 50,000 acres of prime leasehold acreage, drilled and completed over 40 wells and reached peak production of 4,000 BOE/d. From 2005 to 2007 Mr. Riley was Vice President of Operations at Activa Resources, Inc., or Activa, a publicly-traded exploration and production company. From 2002 to 2005, he was Managing Partner of Tuleta Energy Partners, LLC, a privately-held exploration and production company, until it was acquired by Activa Resources, Inc. From 1991 to 2001 Mr. Riley was President of an oil and gas service company specializing in well design and reservoir data acquisition, that was active in Nigeria, Venezuela, and Norway. He founded his first independent exploration and production company, Durango Energy, Inc., in 1984, and operated up to 150 wells in Oklahoma. Prior to that he was District Manager of Monitoring Systems Inc., a drilling and well control instrumentation company, installing equipment on jack-up rigs and semi-submersibles in the U.S., Brazil and Korea. Mr. Riley began his oil and gas career with Cameron Iron Works in Houston, Texas, in 1974. Mr. Riley has a bachelor’s degree in Business, Accounting and Finance from the University of Science & Arts of Oklahoma and completed the Advanced Drilling Operations and Well Control program at Murchison Drilling Schools. He is a member of the American Petroleum Institute and the Society of Professional Engineers and is IADC / MMS Well-Cap Certified.

Qualifications & Skills:
Mr. Riley brings to the Board over 45 years of experience in the oil and gas exploration and production industry and, as our Chief Executive Officer, a deep understanding of our business, operations and long term strategic objectives and challenges. His service on our Board creates an important connection between management and the Board.

Bryan H. Lawrence, 83
Independent Director Since: February 2021

 Mr. Lawrence was appointed as an independent director on the Board of Riley Permian upon the closing of our merger with REP LLC in February 2021. Previously, Mr. Lawrence served as a member of the board of managers of REP LLC since 2016. Mr. Lawrence is a founder and senior manager of Yorktown Partners LLC, the investment manager of the Yorktown Partners group of investment funds, which make investments in companies engaged in the energy industry and has served in such positions since 1983. The Yorktown Partners investment funds were formerly affiliated with the investment firm of Dillon, Read & Co. Inc. where Mr. Lawrence had been employed since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997. Mr. Lawrence also serves as a director of Hallador Energy Company, Epsilon Energy Ltd., Ramaco Resources, Inc. and the general partner of Star Group, L.P. (each a United States publicly traded company) and certain non-public companies in the energy industry in which Yorktown Partners investment funds hold equity interests. Mr. Lawrence is a graduate of Hamilton College and also has an M.B.A. from Columbia University.

Qualifications & Skills:
Mr. Lawrence’s over 50 years of experience in structuring and managing investments in public and private companies, including companies in the oil and gas industry, and extensive leadership roles (including serving on the board of directors for other public companies) are key attributes that make him well qualified to serve as a Director of the Company.

Brent Arriaga, 52
Independent Director Since: February 2021	Lead Independent Director Committees: Audit (Chair), Compensation, Nominating and Corporate Governance

Mr. Arriaga was appointed as an independent director on the Board of Riley Permian upon the closing of our merger with REP LLC in February 2021. Mr. Arriaga has served in several positions with Helix Energy Solutions Group, Inc., an offshore energy service company, (“Helix”) since 2018 and is currently its Vice President, Finance & Accounting and Chief Accounting Officer.  Mr. Arriaga has over 25 years of experience in finance and accounting in the energy and financial services industries spanning several continents.  Prior to his role at Helix, Mr. Arriaga held roles in financial accounting and controllership at Weatherford International from 2015 to 2017, Citigroup, Inc. from 2006 to 2015, and Credit Suisse Group from 2004 to 2006. Mr. Arriaga began his career as an auditor at KPMG LLP in 1997. Mr. Arriaga holds a Bachelor of Business Administration in Accounting from the University of Texas at Austin and a Master of Business Administration from Rice University, Jesse H. Jones Graduate School of Business, where he was a Jones Scholar. Mr. Arriaga is a Certified Public Accountant in the State of Texas and is a Chartered Financial Analyst.

Qualifications & Skills:
Mr. Arriaga has comprehensive knowledge of the financial and operational sides of the exploration and production business and experience as an accounting executive and Certified Public Accountant, which is of considerable value in his service as Chairperson of the Audit Committee.

Rebecca Bayless, 56
Independent Director Since: January 2022	Committees: Nominating and Corporate Governance (Chair), Audit, Compensation (Co-Chair)

 Ms. Bayless was appointed as an independent director on January 25, 2022.  Ms. Bayless has over 25 years of experience in the oil and gas industry and currently serves as Chief Executive Officer of Daytona Resources LLC. Ms. Bayless has been an integral part of three start-up private equity company management teams in the roles of CFO, CAO and Controller.  Within these roles, she also took each of these companies to their liquidity exits through either asset sales, IPO or merger into a public company.  These include serving as the CAO of Indigo Natural Resources LLC from 2016 to 2021, CFO of Indigo Minerals LLC from 2007 to 2016, Controller of Energy Resource Technology, a subsidiary of Helix Energy Solutions, from 2004 – 2006, and Controller of Prize Energy Company from 1999 – 2002. Additionally, Ms. Bayless has also served in various accounting roles with other public and private companies that include Pioneer Natural Resources and Merit Energy Company. Ms. Bayless holds a B.S. Degree in Accounting from Arkansas State University and is a licensed CPA in the State of Texas. Ms. Bayless serves on the Board of Trustees for The John Cooper School, The Club at Carlton Woods, The Houston Producers Forum, as their 2022 President, and as an Independent Advisor, Corporate Governance and Policies for Circon Energy. Ms. Bayless also serves on the Board of Directors of Superior Energy Services and serves as their Audit Committee chairperson and as a member of their Compensation Committee. Within these organizations she also leads or serves on the finance committees for each of them. Ms. Bayless is a member of the Texas Society of Certified Public Accountants.

Qualifications & Skills:
Ms. Bayless brings over 25 years of experience in the oil and gas industry and extensive leadership roles in corporate finance, accounting, and treasury are key attributes that make her well qualified to serve as a director on our Board and as a member of the Audit Committee.

E. Wayne Nordberg, 87
Independent Director Since: February 2021	Committees: Compensation (Co-Chair), Audit, Nominating and Corporate Governance

E. Wayne Nordberg was appointed as an independent director on the Board of Riley Permian upon the closing of our merger with REP LLC in February 2021. Mr. Nordberg is currently Chairman Emeritus of Hollow Brook Wealth Management, LLC, a private investment management firm serving family offices, foundations, charities and pensions, and as Chairman and Chief Investment Officer from 1995 to 2025. He has over 50 years of experience in investment research and portfolio management. From 2003 to 2007, Mr. Nordberg was a Senior Director at Ingalls & Snyder LLC, a privately owned registered investment advisor. He also formerly served on the Board of Directors of Lord, Abbett & Co., a mutual fund family, from 1988 to 1998. Mr. Nordberg also serves as an independent director of The Reeves Utility Income Fund, a $1 billion closed end investment trust listed on the NYSE, specializing in energy companies.

Qualifications & Skills:
Mr. Nordberg has decades of experience in leadership roles with private equity and investment management firms in the energy sector, which provides him with a comprehensive understanding of the Company’s business, finance and operations. Additionally, Mr. Nordberg has served as a director with other public companies, which is particularly beneficial to his service on our Board.

Beth di Santo, 53
Director Since: September 2021	General Counsel and Corporate Secretary

Ms. di Santo was appointed as Corporate Secretary on February 26, 2021 and as a director and General Counsel on September 1, 2021. Previously, Ms. di Santo has served as outside legal counsel for the Company and its predecessor since 2016. She has provided strategic counsel on a broad range of legal, compliance, business and operational matters for the Company and its Board, including through a public merger, multiple securities offerings and asset acquisitions and divestitures. She is an attorney with over 20 years of experience in corporate and securities law. She provides oversight on legal matters, corporate governance and compliance issues, as well as handling corporate and securities transactional matters. Ms. di Santo started her legal career as a Corporate Finance Attorney in the New York office of Clifford Chance US LLP in 1999 where she represented a variety of clients in a wide range of transactional, corporate governance and securities transactions. In 2008, she founded di Santo Law PLLC to continue her corporate and securities practice. Ms. di Santo received her Juris Doctor, Magna Cum Laude, from the University of Miami School of Law, where she served on the Editorial Board of the Miami Law Review. She graduated with a Bachelor of Arts in Political Science and Economics from the University of Miami.

Qualifications & Skills:
Ms. di Santo brings over 25 years of expertise as a corporate and securities attorney and, through her service as the Company’s General Counsel, deep insight and knowledge of our structure, operations and long term strategic objectives. Additionally, Ms. di Santo has significant experience with legal aspects of corporate governance through her representation of the board of directors of numerous public companies. Her legal expertise combined with her in-depth knowledge of the Company provides the Board with valuable and diverse insight on a myriad of strategic transactions, governance and operational matters.

Bobby Saadati, 47
Director Since: February 2026

Mr. Saadati is a senior executive within the oil and gas industry, with a background spanning energy investing, operations, mergers and acquisitions, and corporate strategy. His executive experience includes overseeing numerous acquisitions and strategic transactions, as well as managing an extensive portfolio of producing assets and gas processing plants. He has served as CEO of IKAV Energy USA since May 2020, leading the firm’s North American platform. Previously, he served as Chairman of the board of directors at Aera Energy and as a member of the board of directors of California Resources Corporation. He has also held prior leadership roles at Devon Energy, Jefferies and BP.  Mr. Saadati holds a B.A. in political science from the University of California, San Diego, a J.D. from Trinity Law School, and an M.B.A. from the University of Chicago.

Qualifications & Skills:
Mr. Saadati has more than 20 years of leadership experience across energy investing, operations, mergers & acquisitions, and corporate strategy. His history of leading large-scale operations and asset acquisitions, divestitures, and transformations across upstream and integrated energy businesses further strengthens the Board’s strategic and operational oversight.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our business and affairs are managed under the direction of our Board. The Board’s corporate governance guidelines (the “Corporate Governance Guidelines”) establish the Company’s governance framework. The Corporate Governance Guidelines address the structure and operation of the Board, including matters related to Board meetings; director independence; tenure; outside board memberships; the role of the Board’s Chairman; membership on Board Committees; and Board and Committee performance evaluations. Additionally, the Company adopted a Charter for each of the Committees of the Board. The Company’s governance guidelines and policies are reviewed and updated periodically, in light of changing regulations, evolving best practices and stockholder feedback.

Codes of Business Conduct and Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics applicable to our employees, directors and officers and a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer and controller, in accordance with applicable U.S. federal securities laws and the NYSE American Company Guide. Any waiver of these codes may be made only by our Board and will be promptly disclosed as required by applicable U.S. federal securities laws and the NYSE American rules. In accordance with good corporate governance practices, we periodically review and revise these documents as necessary.

Board Risk Assessment and Control

Our Board oversees an enterprise-wide approach to oil and gas industry risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long term organizational performance and enhance stockholder value. The Board meets regularly with senior management, including the executive officers, to discuss strategy and risks facing the Company. Senior management attends the quarterly meetings of the Board, as well as certain committee meetings, in order to review impacts to our operations and address any questions or concerns raised by directors on risk management and any other matter.

It is the Board’s responsibility to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks. While our Board has the ultimate oversight responsibility for the risk management process, other committees of our Board also have responsibility for specific risk management activities. In particular, the Audit Committee focuses on financial risk, including internal controls, and oversees compliance with regulatory requirements. In setting compensation, the Compensation Committee of our Board (the “Compensation Committee”) approves compensation programs for the officers and other key employees to encourage an appropriate level of risk-taking behavior consistent with our business strategy.

More information about the Company’s corporate governance practices, guidelines, policies and procedures is available on the Company’s website under the heading “About—Governance” at www.rileypermian.com/about/governance.

Combined Chairman and CEO Roles

The Board does not have a policy on whether or not the roles of Chairman of the Board and CEO should be separate or combined and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The directors serving on our Board possess considerable professional and industry experience, significant and diverse experience as directors of both public and private companies and a unique knowledge of the challenges and opportunities that Riley Permian faces. As such, the Board believes that it is in the best position to evaluate the needs of Riley Permian and to determine how best to organize Riley Permian’s leadership structure to meet those needs.

The Board believes that the most effective leadership structure for Riley Permian at the present time is for Bobby D. Riley to serve as both Chairman of the Board and CEO. This model has succeeded because it makes clear that the Chairman of the Board and CEO is responsible for managing our business, under the oversight and review of our Board. This structure also enables our CEO to act as a bridge between management and the Board, helping both to act with a common purpose. Additionally, in 2026, Brent Arriaga was appointed as Lead Independent Director.  Our Board believes the Lead Independent Director position helps maintain an appropriate level of independent checks and balances, enables independent oversight of management and facilitates effective communication between management and the independent directors. The Board believes the combined Chairman of the Board and CEO structure, along with a Lead Independent Director strikes the appropriate balance between strategic development and independent oversight of risk management and effective corporate governance.

While the Board retains the authority to separate the positions of Chairman and CEO if it deems appropriate in the future, the Board believes the combined role of Chairman and CEO is currently effective. Combining these roles places one person in a position to guide the Board in setting priorities for Riley Permian and in addressing the risks and challenges we face. The Board believes that, while each of its directors brings a diversity of skills and perspectives to the Board, Bobby D. Riley, by virtue of his day-to-day involvement in managing Riley Permian, is best suited to perform this unified role.

The Board believes there is no single organizational model that is the best and most effective in all circumstances. As a result, the Board periodically considers whether the offices of Chairman and CEO should continue to be combined and who should serve in such capacities. The Board will continue to reexamine its corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.

Direct Communications with our Board

Stockholders and other interested parties desiring to communicate with our Board, or any director in particular, may do so by mail addressed as follows: Attn: Board of Directors, Riley Exploration Permian, Inc., 29 East Reno Ave., Suite 500, Oklahoma City, OK 73104. Our Chief Executive Officer or Chief Financial Officer reviews each such communication received from stockholders and other interested parties and will forward the communication, as appropriate and reasonably practicable, to the Board (or individual director) for consideration should the communication fall within the scope of matters generally considered by our Board.

Board of Directors

Meetings and Attendance

During 2025, in addition to meeting informally on a regular basis and actions taken without a meeting by written consent, our Board held five meetings, our Audit Committee held five meetings, our Nominating and Corporate Governance Committee held two meetings and our Compensation Committee held five meetings. Each Board member attended at least 75% of the aggregate number of board of directors’ meetings and meetings of committees on which the director served at the time.

Non-employee directors of the Board meet in executive session from time to time at the Board’s regularly scheduled meetings, without any management directors and any other members of the Company’s management who may otherwise be present. These executive sessions are led by one of our independent directors.

We encourage, but do not require, our directors to attend annual meetings of stockholders. At our 2025 Annual Meeting of Stockholders held on May 9, 2025, all except one of the then-serving members of our Board attended.

Director Independence

As required under the listing standards of the NYSE American exchange (“NYSE American”), a majority of the directors serving on our Board must qualify as independent, as affirmatively determined by our Board. In assessing director independence, the Board considered, among other matters, the nature and extent of any business relationships, including transactions conducted, between (i) the Company and each director, (ii) the Company and an immediate family member of a director and (iii) the Company and any organization for which one of our directors or an immediate family member is a director or executive officer or with which one of our directors or an immediate family member is otherwise affiliated. Based on this evaluation, our Board has determined that Bryan H. Lawrence, E. Wayne Nordberg, Brent Arriaga, Rebecca Bayless and Bobby Saadati are each an independent director, as that term is defined in the listing standards of the NYSE American.

Board Committees

Our Board has the authority to appoint committees to perform certain management and administrative functions. Our Board has established a Compensation Committee, an Audit Committee, and a Nominating and Corporate Governance Committee. Our Board has determined that the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee are comprised entirely of independent directors as currently required under the listing standards of the NYSE American and applicable rules and requirements of the SEC.

We have adopted written charters for each of these committees. Current copies of all committee charters appear on the governance section of our website at www.rileypermian.com under the heading “About—Governance” and are available in print upon written request to Riley Exploration Permian, Inc., 29 East Reno Ave., Suite 500, Oklahoma City, OK 73104, Attention: Corporate Secretary.

Audit Committee

The primary function of the Company’s Audit Committee is to assist our Board in its general oversight of our Company’s corporate accounting, financial reporting, internal control, and internal and external audit functions. The Audit Committee’s main duties include recommending a firm of independent registered public accountants to audit the annual financial statements, reviewing the independent auditor’s independence, the financial statements and their audit report and reviewing management’s administration of the system of internal accounting controls and the appointment, structure and performance of the internal audit function, including the leader and scope of internal audit responsibilities and activities, and oversight of the Company’s cybersecurity policies and programs.

To assist the Audit Committee in fulfilling its duties, our management team and internal audit group provide the committee with information and reports as needed and requested. Our Audit Committee also has access to our General Counsel and has the ability to retain outside legal counsel or other experts at its sole discretion if it deems such action to be necessary.

The members of our Audit Committee are directors Brent Arriaga (Chairperson), E. Wayne Nordberg and Rebecca Bayless. The Board has determined that Mr. Arriaga is an “audit committee financial expert” as defined in the applicable SEC rules. Each of our current Audit Committee members is considered to be an “independent director” as defined in the NYSE American Company Guide.

It is intended that, if elected as directors in 2026, each of Brent Arriaga, E. Wayne Nordberg and Rebecca Bayless will continue to serve as members of the Audit Committee with Mr. Arriaga again serving as the Chairperson of the Committee. It is also anticipated that if elected as a director in 2026, Bobby Saadati will become a member of the Audit Committee.

Compensation Committee

The Compensation Committee charter provides that the Compensation Committee will:

•	Review and approve the Company’s peer companies and data sources for purposes of evaluating the Company’s compensation competitiveness and establishing the appropriate competitive positioning;
•	Review and recommend to the Board for approval the Company’s executive compensation program in light of the Company’s goals and objectives relative to executive compensation;
•	Evaluate the performance of the Chief Executive Officer and submit to the Board an annual evaluation and recommended compensation package for the Chief Executive Officer;
•
In consultation with the Chief Executive Officer, set the compensation for the Company’s other Named Executive Officers based on the Chief Executive Officer’s performance evaluation in light of the Company’s goals and objectives and overall Company performance and relative stockholder return; and

•	Review our compensation practices and policies to ensure that they provide appropriate motivation for corporate performance and increased stockholder value.

The Compensation Committee charter provides that the committee may retain consultants and advisors to advise the Committee on compensation issues requiring outside expertise. The Compensation Committee may also consult with our Audit Committee and our independent auditors for the purpose of reviewing any calculations required under any company incentive compensation plans. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine.

The members of our Compensation Committee are directors E. Wayne Nordberg (Co-Chairperson), Rebecca Bayless (Co-Chairperson) and Brent Arriaga. Each of our current Compensation Committee members is considered to be an “independent director” as defined in the NYSE American Company Guide.

It is intended that, if elected as directors in 2026, each of E. Wayne Nordberg, Brent Arriaga and Rebecca Bayless will continue to serve as members of the Compensation Committee with Mr. Nordberg and Ms. Bayless again serving as the Co-Chairpersons of the Committee. It is also anticipated that if elected as a director in 2026, Bobby Saadati will become a member of the Compensation Committee.

Role of Compensation Consultants

The Compensation Committee has the sole authority to retain and terminate any compensation consultant directly assisting it. The Committee also has the sole authority to approve fees and other engagement terms. The Committee receives comparative compensation data from management, from proxy statements and other public disclosures, and through surveys and reports prepared by compensation consultants. The Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant for 2025. In this capacity, Meridian reported directly to the Committee. One or more representatives of Meridian attended all meetings of the Committee, and met regularly with the Committee without members of management present. Meridian also reviewed meeting agendas and materials prepared by management. Meridian and members of management assisted the Compensation Committee in its review of proposed compensation packages for our executive officers. For the 2025 performance year, Meridian prepared discussion materials for the compensation of the CEO, which were reviewed in executive session. Meridian also prepared other benchmarking reviews and pay for performance analyses for the Committee. The Company paid no fees to Meridian in 2025 other than fees paid in connection with work performed by Meridian for the Compensation Committee.

Applicable SEC rules require companies to assess whether the work of any compensation consultant who has played any role in determining or recommending the amount or form of executive or director compensation raises any “conflicts of interest.” If so, the company must disclose in its proxy statement the nature of any such conflict of interest and how it is being addressed. The Compensation Committee reviewed the relationships among Meridian and the Company’s directors and executive officers in order to assess whether the work done by Meridian raised any conflicts of interest. The Compensation Committee did not identify any such conflicts of interest in its inquiry of these parties as a part of this assessment. Under its charter, the Compensation Committee also has the authority to retain, approve fees for and terminate advisors, consultants and legal counsel as it deems necessary to assist in the fulfillment of its responsibilities.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is a former or current officer or employee of the Company or is an executive officer of another company where an executive officer of the Company serves as a director.

Nominating and Corporate Governance Committee

The principal function of the Nominating Committee, is to: (i) assist the Board by identifying individuals qualified to become members of the Board, consistent with the criteria approved by the Board, and recommending director nominees to the Board for election at the annual meetings of stockholders or for appointment to fill vacancies on the Board and (ii) advise the Board and make recommendations regarding appropriate corporate governance practices and oversight of cybersecurity policies and assist the Board in implementing those practices.

The Company is committed to diversity in its leadership and when considering candidates for election to the Board, the Nominating Committee seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of industry knowledge, experience and expertise, experience and familiarity with accounting and finance, astute business judgement, and with a reputation for integrity.

The Nominating Committee reviews its effectiveness in this regard in connection with the annual Board evaluation, recognizes the value of having diverse backgrounds represented, and when determined to be an appropriate time to make changes or add directors to the Board, will give serious consideration to qualified candidates from diverse backgrounds. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions that they can make to the Company.

In identifying prospective director candidates, the Nominating Committee may seek referrals from its members, management, stockholders and other sources. The Nominating Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. Because the Nominating Committee believes that director nominees should be considered on a case-by-case basis on each nominee’s merits, regardless of who recommended the nominee, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by stockholders. The Nominating Committee shall give the same consideration to candidates for director nominees recommended by Company stockholders as those candidates recommended by others.

The members of our Nominating Committee are directors Rebecca Bayless (Chairperson), E. Wayne Nordberg and Brent Arriaga. Each of our current Nominating Committee members is considered to be an “independent director” as defined in the NYSE American Company Guide.

It is intended that, if elected as directors at our 2026 Annual Meeting, each of Rebecca Bayless, E. Wayne Nordberg and Brent Arriaga will continue to serve as members of the Nominating Committee with Ms. Bayless serving as the Chairperson of the Nominating Committee. It is also anticipated that if elected as a director in 2026, Bobby Saadati will become a member of the Nominating Committee.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of all of our current executive officers. Our executive officers are appointed by our Board and serve until their death, resignation, or removal by our Board.

Name	Age	Position
Bobby D. Riley(1)	70	Chairman of the Board of Directors and Chief Executive Officer
Philip Riley	51	Chief Financial Officer and Executive Vice President of Strategy
Corey Riley	47	Chief Information Officer and Chief Compliance Officer
John Suter	65	Chief Operating Officer
Jeffrey Gutman	60	Chief Accounting Officer and Executive Vice President of Commercial Risk
Beth di Santo(1)	53	General Counsel and Corporate Secretary

(1)	Biographical information for each of Bobby D. Riley and Beth di Santo is set forth above in “Proposal No. 1: Election of Directors.”

The following provides summary biographical information regarding the experience of our executive officers, except as noted above.

Philip Riley, 51
Chief Financial Officer and Executive Vice President of Strategy
Philip Riley was appointed as Riley Permian’s Chief Financial Officer on September 1, 2021. Previously, he served as the Company’s Executive Vice President of Strategy beginning in March 2021. Mr. Riley also serves in similar officer roles at various Company subsidiaries, as well as on the board of managers of RPC Power LLC, a joint venture and minority investment of the Company. Mr. Riley has 30 years of experience across energy and other industries as an executive officer, investor, and strategic advisor. Prior to joining the Company, he served as Managing Director of private capital funds Bluescape Energy Partners (“Bluescape”) beginning in May 2015 and Parallel Resource Partners (“Parallel”) beginning in November 2012, where he formulated investment strategies, sourced investment opportunities, and managed existing investment operations and performance. Mr. Riley has served as a director of 11 companies, including as Bluescape’s designated director for REP LLC. Prior to Bluescape and Parallel, he served as an investment banker at Imperial Capital, Lazard Ltd. and Petrie Parkman where he advised on a variety of domestic and international transactions exceeding $135 billion in value. Mr. Riley earned a Bachelor of Business Administration from the University of Texas at Austin, with majors in the Business Honors Program and Finance.

Corey Riley, 47
Chief Information Officer and Chief Compliance Officer
Corey Riley was appointed Riley Permian’s Executive Vice President - Business Intelligence upon the closing of our merger with REP LLC and was subsequently appointed as our Chief Information Officer and Chief Compliance Officer in April 2024. Previously, he served as Executive Vice President - Business Intelligence of REP LLC in April 2019. Mr. Riley is responsible for the strategies and technologies used by the organization to collect, integrate and analyze business information to support the organization’s strategic decisions. Mr. Riley has a diverse experience in technology, accounting, finance, corporate planning, management and executive leadership. Prior to joining REP LLC, he was the Chief Financial Officer of REG from when it was founded in 2012 through mid-2015 when he was promoted to President and served in that role through 2019. Mr. Riley co-founded REX in 2007, the predecessor to REG and was involved with the company until 2012. Mr. Riley holds a Bachelor’s Degree in Biology from the University of Central Oklahoma and a Master of Business Administration with a focus in Technology from Oklahoma Christian University.

John Suter, 65
Chief Operating Officer
John Suter was appointed as Riley Permian’s Chief Operating Officer in June 2024. Mr. Suter has 38 years of oil and gas experience in various executive management roles. From 2022 to 2024, Mr. Suter served as Chief Operating Officer for the State of Oklahoma. Prior to joining the State, he briefly retired from 2020 to 2022. Prior to that, he served as the Chief Operating Officer and interim Chief Executive Officer of Sandridge Energy from 2016 to 2020. Mr. Suter also has 30 years of experience serving as Vice President of Operations at both Chesapeake and American Energy. Mr. Suter holds a Bachelor of Science Degree in Petroleum Engineering from Texas Tech University and was honored with induction into their Academy of Petroleum Engineers in 2016.

Jeffrey Gutman, 60
Chief Accounting Officer and Executive Vice President of Commercial Risk
Jeffrey Gutman was appointed as Riley Permian’s Chief Accounting Officer in June 2024 and as Executive Vice President of Commercial Risk in February 2026. Mr. Gutman was previously the Executive Vice President and Chief Financial Officer for Riley Exploration - Permian, LLC (“REP”), now a subsidiary of the Company, from 2018 through 2020. Mr. Gutman has over 35 years of energy experience including upstream, midstream and energy marketing. His experience started with Deloitte in public accounting serving energy clients.  He then spent 17 years at Williams before becoming Chief Financial Officer of several private equity portfolio companies. Prior to his return to REP, he was a Managing Consultant for NXT Advisory and CFO Services from 2017 to 2018, during which time he served as Managing Consultant and Interim Chief Financial Officer for H20 Midstream Partners. Mr. Gutman was the Co-founder, Chief Financial Officer, and member of the board of directors of Sabinal Energy, LLC from 2016 to 2017 and was the Chief Financial Officer of Jefferson Energy Companies from 2015 to 2016. Mr. Gutman holds a Bachelor of Business Administration – Accounting from Oklahoma State University.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis provides a description of the key elements and features of our executive compensation program, as well as context and rationale for decisions made with respect to the compensation for our “Named Executive Officers” or “NEOs,” which are the individuals who served as principal executive officer, principal financial officer, and the next three most highly compensated executive officers for the fiscal year ended December 31, 2025.

For purposes of this Proxy Statement, our Named Executive Officers and their titles as of December 31, 2025, are:

Named Executive Officer	Principal Position in 2025
Bobby D. Riley	Chairman of the Board of Directors and Chief Executive Officer
Philip Riley	Chief Financial Officer and Executive Vice President of Strategy
Corey Riley	Chief Information Officer and Chief Compliance Officer
John Suter	Chief Operating Officer
Jeffrey Gutman	Chief Accounting Officer and Executive Vice President of Commercial Risk

This Compensation Discussion and Analysis describes Riley’s 2025 compensation program, decisions and outcomes relative to our 2025 performance.

Key Performance Highlights

In 2025, we continued to deliver on our strategy for long-term value creation for our stockholders, marked by disciplined execution and strong financial performance.  Summarized below are key highlights of our 2025 performance:

•	Generated $212 million of operating cash flow and $81 million of Total Free Cash Flow[1]
•	Expanded net undeveloped locations by nearly 50% through the acquisition of Silverback Exploration II, LLC and several smaller acquisitions and new leasehold
•	Divested our New Mexico midstream project for a $72 million gain
•	Increased our regular dividend by 5%
•	Authorized a share repurchase program of up to $100 million of the currently outstanding shares of the Company’s common stock

Key Compensation Decisions and Program Enhancements

In recognition of the Company’s financial and operational performance and advancement of strategic priorities, and to strengthen the alignment of NEO compensation with stockholders’ interests, the Compensation Committee approved the following compensation actions for 2025 and year-to-date 2026:

•	Developed a scorecard framework for the 2025 annual incentive bonus program, with 70% of the scorecard tied to quantitative metrics

1 Total Free Cash Flow is a non-GAAP financial measures. A definition of and reconciliation of Total Free Cash Flow to the nearest GAAP measures is set forth in Annex A.

•
Introduced performance-based restricted stock awards, based on our three-year relative Total Shareholder Return (“TSR”) performance, as an element of the 2025 annual equity awards granted to the NEOs, with a 30% weight

•	Adopted Stock Ownership Guidelines for executive officers and non-employee directors
•	Adopted annual advisory votes to approve compensation of our NEOs
•
Approved annual incentive bonus payouts to NEOs for 2025 performance equal to 170% of target based on an assessment of our financial and operational performance and achievement of strategic objectives of the Company

•	Increased the weight of performance-based restricted stock awards in 2026 to represent 35% of the target long-term incentive value for the NEOs
•	Introduced an absolute TSR modifier for the 2026 performance-based restricted stock awards

Compensation Program Objectives

Our executive compensation program is designed to attract and retain highly qualified executives and to motivate them to maximize stockholder return. We strive to achieve a balance between cash and non-cash compensation similar to that of our peers and believe a significant portion of the compensation for each of our Named Executive Officers should be incentive-based to emphasize a pay-for-performance philosophy.

The following charts illustrate that the largest portion of target compensation for our NEOs as of December 31, 2025 is in long-term equity compensation, consistent with our belief that our executive compensation program should be heavily influenced by our absolute stock price performance to further align the interests of our NEOs with those of our stockholders.

Compensation Program Best Practices

What We Do	What We Do Not Do

✔ Align compensation with overall Company performance and objectives and overall macroeconomic considerations	X Provide guaranteed annual incentive bonus payouts

✔ Award significant portion of NEO compensation as at-risk compensation subject to Company and individual performance	X Provide excessive benefits or perquisites

✔ Use multiple performance metrics to determine annual incentive bonus awards	X Allow hedging of Company stock

✔ Cap maximum payout opportunities for short- and long-term incentive compensation at 200% of target	X Maintain compensation policies or practices that encourage unnecessary or excessive risk taking

✔ Maintain robust stock ownership guidelines for officers and directors

✔ Engage stockholders on officer compensation matters

✔ Maintain a clawback policy

✔ Engage an independent compensation consultant

Components of Executive Compensation

The following table provides a general description of the material elements of our compensation program and specific information about its various components.

Component	Payout	Objectives	Criteria to Determine Value

Base Salary	Cash	Compensate our executive officers for their experience and expertise Compete for talent with comparable companies in the oil and gas industry
Base salaries are evaluated and determined annually based on Company and individual results, overall responsibilities of each officer, expertise required in execution of the position and comparable peer company ranges.

Annual Incentive Bonus	Cash
Motivate our executive officers to achieve the Company’s short-term business goals and objectives

Reward achievement of the Company’s operational performance metrics aligned with long term business objectives

Reward our officers for individual performance that demonstrates the application of targeted competencies

Cash bonus payments are a variable component of the Company’s compensation that are designed to reward employees for achieving critical operational, financial and strategic goals

The Compensation Committee annually evaluates and determines the annual performance metrics that align with long-term value creation. Subjective job responsibility performance goals of each officer are reviewed to ensure individual performance is also considered.

Long Term Incentive Plan (“LTIP”)	Annual Equity Awards
Motivate achievement of long-term goals of the Company

Retain and attract key officers who perform over a longer time period

Encourage our executive officers to create long term value for the Company’s stockholders

Promote pay-for-performance by aligning our executive officers with stockholders through meaningful ownership interests in the Company

LTIP equity awards are determined by the Compensation Committee and the Board based on market data for comparable peer company roles, Company and individual performance and long-term retention objectives.

LTIP equity awards are delivered as a mix of performance-based and time-based awards.

Setting Executive Compensation

On behalf of our Board, the Compensation Committee reviews and evaluates all compensation for our executive officers, including our compensation philosophy, policies and plans. The Board has final approval of all compensation decisions made by the Compensation Committee with respect to our senior executive officers, including our Named Executive Officers, unless and to the extent that a certain decision or element of compensation has been fully delegated to the Compensation Committee. Our Chief Executive Officer also typically plays an important role in the executive compensation process, including evaluating the other executive officers and assisting in the development of performance goals. However, our Chief Executive Officer makes no recommendations regarding and does not participate in discussions about his own compensation. The Compensation Committee takes into consideration our Named Executive Officers’ total compensation, including base salary, annual incentives and long-term incentives, both cash and equity, when considering market-based adjustments to our Named Executive Officers’ compensation.

Compensation Peer Group Selection

In order to ensure that our executive compensation program remains competitive, the Compensation Committee reviews compensation data for our NEOs as compared to compensation data for similarly situated executives at peer companies selected by the Compensation Committee (the “Compensation Peer Group”). The Compensation Committee uses the Compensation Peer Group to evaluate and determine compensation levels for our NEOs, including base salary levels and targets for our annual incentive bonus and LTIP programs.

Our Compensation Peer Group includes companies that we believe are comparable to Riley based on some or all of the following criteria: enterprise value, market capitalization, total assets, production, region and degree of operating control. While some of our compensation peers differ in size for certain metrics, the Compensation Committee believes the combination of criteria make them appropriate peers against which to benchmark our compensation levels and practices. The Committee reviews the Compensation Peer Group annually and determines if changes should be made.

The 12-company Compensation Peer Group used to benchmark 2025 target compensation for our NEOs is presented below.

Compensation Peer Group
Amplify Energy Corp.	Granite Ridge Resources, Inc.	Ring Energy, Inc.	Talos Energy Inc.
Berry Corporation	Gulfport Energy Corp.	SandRidge Energy, Inc.	Vital Energy, Inc.
Evolution Petroleum Corp.	HighPeak Energy, Inc.	SilverBow Resources, Inc.	W&T Offshore, Inc.

As of September 18, 2024, when target compensation from this peer group was reviewed, Riley was positioned at the 56th percentile of the Compensation Peer Group for enterprise value, the 54th percentile for market capitalization, and the 28th percentile for total assets (based on assets reported for the most recent quarter).

In 2025, the Compensation Committee approved changes to the Compensation Peer Group to reflect continued industry consolidation and peer company fit relative to the Compensation Peer Group criteria:

•	Removed SilverBow Resources, Inc. (acquired during 2024)
•	Added Magnolia Oil & Gas Corporation and Vitesse Energy, Inc.

Elements of our Executive Compensation Program

Base Salary

Base salary is the fixed annual compensation the Company pays to each of the Named Executive Officers for carrying out their specific job responsibilities, and reflects their experience and expertise. Base salaries are a meaningful component of the total annual cash compensation paid to the Company’s Named Executive Officers.

The Compensation Committee reviews the base salaries for each Named Executive Officer periodically and has historically made adjustments upon consideration of various factors, including but not limited to: (a) any increase or decrease in the Named Executive Officer’s responsibilities, (b) the Named Executive Officer’s job performance, and (c) the level of compensation paid to senior executives at the Compensation Peer Group companies with whom the Company competes for executive talent, and (d) other factors that it deems relevant.

For 2025, the Compensation Committee reviewed base salary data for similarly situated executives in the Compensation Peer Group. The Committee approved base salary increases of 3% for our NEOs, excluding Mr. Bobby D. Riley, to maintain alignment with the competitive market for talent.  For our CEO, the Compensation Committee approved a 27% increase to bring Mr. Bobby D. Riley’s compensation more in line with market.

Below is a summary of base salaries for each NEO as of December 31, 2024 and December 31, 2025. Because these amounts reflect each NEO’s base salary as of the dates indicated, this information may vary from the information provided in the Summary Compensation Table, which reflects actual base salary earnings in the applicable year, including the effect of salary changes during the year.

Named Executive Officer	Annual Base Salary (As of December 31. 2024)	Annual Base Salary (As of December 31. 2025)	Percentage Increase 2024-2025
Bobby D. Riley(1)	$530,000	$675,000	27%
Philip Riley	$470,000	$484,000	3%
Corey Riley	$421,000	$434,000	3%
John Suter	$425,000	$438,000	3%
Jeffrey Gutman	$360,000	$371,000	3%
(1)	Bobby D. Riley’s annual base salary increase for 2025 was effective as of January 1, 2025.

Annual Incentive Bonus

In the first quarter of each year the Compensation Committee reviews and approves the performance objectives and quantitative goals that are used in the determination of earned annual incentive bonus awards. In 2025, the Compensation Committee adopted a new scorecard framework for the 2025 Annual Incentive Bonus Program in order to make the determination of awards based primarily on quantitative and objective metrics.

Under the new structure, 70% of the total metric weighting is allocated to quantitative metrics.  The remaining 30% of the annual incentive bonus opportunity is based on the Compensation Committee’s qualitative evaluation of the Named Executive Officers’ achievement of strategic objectives that are critical to the Company’s business plan. The Compensation Committee approved the following performance metrics and weightings for the 2025 program.

Performance Metric	Weight	Threshold Performance	Target	Maximum Performance	Actual Results	Weighted Payout
Upstream Free Cash Flow ($MM)	17.5%	$82	$109	$136	$117	22.8%
Oil Production (MBopd)	17.5%	13.4	15.8	18.2	17.3	28.9%
Lease Operating Expenses + Cash General & Administrative Expenses ($/Boe)	17.5%	$14.23	$11.86	$9.49	$11.06	23.4%
Health, Safety & Environmental Performance:
(a) Total Recordable Incident Rate	8.3%	4.0	2.0	0	0	11.7%
(b) Total Fluid Spill Intensity	8.3%	0.0090%	0.0075%	0.0060%	0.0033%	11.7%
(c) Flare Intensity	8.3%	24%	20%	16%	7%	11.7%

Subtotal Quantitative Metrics	70%		110%
Strategic Objectives	30%	Qualitative Evaluation	60%
TOTAL	100%		170%

Target performance levels for each performance objective were established by the Compensation Committee in the first quarter of 2025 and set at challenging levels that were both consistent with our long-term goals and intended to incentivize and reward superior performance. In addition, a threshold level of performance is established for each performance objective, and if threshold performance for a performance objective is not achieved, no bonus amount is earned in respect of that performance objective.

Following the completion of the performance year, the Compensation Committee approved the annual incentive bonus awards. The Compensation Committee considers overall Company and individual performance against the performance objectives for the year and with input from the Chief Executive Officer.

In evaluating the Strategic Objectives component of the scorecard, the Compensation Committee considered the Company’s successful completion of the Silverback acquisition and continued progress integrating those assets, the completed divestiture of the Company’s midstream project in New Mexico, which allows the Company to focus on development of our upstream assets, and continued focus on return of capital to stockholders through the higher dividend and new share repurchase program.

Effective for the 2025 performance year, the Compensation Committee determined to increase the NEO bonus targets from 50% of base salary to bonus targets that are more closely aligned with market.  Individual bonus targets and individual annual incentive bonus awards for 2025 performance are summarized in the table below.

Named Executive Officer	Base Salary as of 12/31/2025	Bonus Target (as a % of Base Salary)	Annual Incentive Bonus Award for 2025 Performance
Bobby D. Riley	$675,000	100%	$1,147,000
Philip Riley	$484,000	80%	$658,000
Corey Riley	$434,000	80%	$590,000
John Suter	$438,000	80%	$595,000
Jeffrey Gutman	$371,000	70%	$504,000(1)
(1)
The Compensation Committee exercised its discretion to grant Mr. Gutman an additional special cash bonus for 2025 equal to $63,000, which represents the difference between (i) a payout at the 70% of base salary bonus target and (ii) the amount that would have been payable had his 2025 target bonus been 80% of base salary which is commensurate with the NEOs other than the Chief Executive Officer.

Annual Equity Awards

The long-term incentive component of our executive compensation program comprises a substantial majority of our NEOs’ compensation, linking a significant portion of our NEOs’ compensation to our stock price performance.  In 2025, we introduced performance-based restricted stock awards into the annual long-term incentive award mix and delivered 2025 annual equity awards in the following mix:

•	Performance-based restricted stock awards (30% weighting)
•	Time-based restricted stock awards (70% weighting)

Initially, performance-based restricted stock awards represent 30% of target annual equity award value and may be earned based on the Company’s achievement of TSR relative to a TSR performance peer group during the applicable three-year performance period. Payouts for the Named Executive Officers can range from 0% to 200% of target.

Effective for 2026 annual equity awards, performance-based restricted stock awards will represent 35% of the target annual equity award value for our NEOs.

The table below summarizes the awards granted to each NEO on March 24, 2025.

Named Executive Officer	Base Salary as of 12/31/2025	LTI Target as % of Base Salary	Performance-based Restricted Stock (1)	Time-based Restricted Stock
Bobby D. Riley	$675,000	475%	33,679	78,584
Philip Riley	$484,000	300%	15,252	35,588
Corey Riley	$434,000	300%	13,676	31,911
John Suter	$438,000	300%	13,802	32,205
Jeffrey Gutman	$371,000	200%	7,794	18,186

The number of shares granted was based on a 20-day VWAP of the Company’s stock price.

(1)
Performance-based restricted stock awards are presented at target (100%) payout levels. Actual payouts may range from 0% to 200% of target, based on performance, and the number of shares ultimately earned may differ from the amounts shown above.

Performance-Based Restricted Stock Awards

Performance-based restricted stock awards are designed to reward our NEOs based on our three-year relative TSR performance versus a performance group of peer companies, including the SPDR S&P Oil & Gas Exploration & Production ETF (the “XOP Index”, and combined with the peer companies, the “TSR Peer Group”).  Performance-based restricted stock awards cliff-vest after three years. Awards are subject to the payout scale below:

Riley’s TSR Percentile Rank	Payout Factor
75th Percentile or Above	200%
50th Percentile	100%
25th Percentile	50%
Below 25th Percentile	0%

Payouts for performance between the achievement levels noted above will be calculated using linear interpolation.

TSR Peer Group
Amplify Energy Corp.	Granite Ridge Resources, Inc.	Talos Energy Inc.	XOP Index
Berry Corporation	HighPeak Energy, Inc.	Vital Energy, Inc.
Crescent Energy Co.	Magnolia Oil & Gas Corp.	Vitesse Energy Inc.
Evolution Petroleum Corp.	Ring Energy, Inc.	W&T Offshore Inc.

In 2026, the Compensation Committee approved changes to the TSR Peer Group for 2026 awards to reflect continued industry consolidation and peer company fit relative to the TSR Peer Group criteria:

•	Removed Berry Corporation and Vital Energy, Inc. (both of which were acquired during 2025)
•	Added Northern Oil & Gas, Inc., Mach Natural Resources LP, and TXO Partners, L.P.

Additionally for 2026 awards, the Compensation Committee introduced an absolute TSR modifier.  While relative TSR performance will continue to determine the initial payout, if annualized absolute TSR is less than or equal to 0%, payout will be capped at 150%, and if annualized absolute TSR is equal to or greater than 10%, payout will not be reduced below 50%. The Compensation Committee determined that incorporating an absolute TSR modifier would further align realizable pay with shareholder experience and strengthen the pay-for-performance orientation of the program.

Time-Based Restricted Stock Awards

Time-based restricted stock awards are an important component of our annual equity awards because they enhance the retention of our NEOs while maintaining alignment with the interests of our stockholders.  Time-based restricted stock awards represented 70% of target annual equity award value for our NEOs in 2025, and these awards vest ratably over three years.

Dividends on both performance- and time-based restricted stock awards are accrued and paid at the expiration of the vesting period or forfeited if the award is forfeited.

Grant Practices Regarding Equity

The Compensation Committee approves and grants annual equity awards in the spring each year. In certain circumstances, including the hiring or promotion of an officer, the Compensation Committee may approve grants to be effective at other times. The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity awards. Instead, the timing of grants is in accordance with the yearly compensation cycle, with awards granted at the start of the new fiscal year to incentivize delivering on the Company’s strategic objectives for the new fiscal year. The Company has not timed the disclosure of material nonpublic information to affect the value of compensation. Any coordination between a grant and the release of information that could be expected to affect such grant’s value is precluded by the predetermined schedule. We do not currently grant stock options as part of our equity compensation programs. If stock options were to be granted in the future to employees, including executive officers, or non-employee directors, the Company would not grant such options in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common shares. In addition, we generally do not grant stock options (i) during trading blackout periods established under our insider trading policy, or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. These restrictions do not apply to other types of equity awards that do not include an exercise price related to the market price of our common shares on the date of grant.

During fiscal year 2025, (i) none of our NEOs were awarded stock options with an effective grant date during any period beginning four business days before the filing or furnishing of a Form 10-Q, Form 10-K, or Form 8-K that disclosed material nonpublic information, and ending one business day after the filing or furnishing of such reports, and (ii) we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Effect of Our Compensation Policies and Practices on Risk Management

The Compensation Committee reviews the relationship between our risk management policies and compensation policies and practices each year. With respect to the 2025 year, the Compensation Committee concluded that we do not have any compensation policies or practices that expose us to excessive or unnecessary risks that are reasonably likely to have a material adverse effect on us. In its review, the Compensation Committee considered the following design features, in addition to others, which mitigate excessive risk-taking:  (1) multiple performance measures in the annual incentive plan, (2) balance of short- and long-term compensation components, (3) the Committee’s role in approving performance measures and ultimately determining incentive payouts, and (4) caps on incentive award payouts.

Other Compensation Matters

Tax and Accounting Considerations

In setting the components of our executive compensation program, our Board and the Compensation Committee consider the impact of the following tax and accounting provisions:

Code Section 162(m). Prior to January 1, 2018, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallowed a tax deduction by public companies for compensation over $1 million paid individually to covered employees, as defined in the Code. Qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. The Tax Cuts and Jobs Act of 2017 (the “TCJA”) eliminated the qualified performance-based compensation exception to the $1 million annual deduction limit and made certain other changes that expand the pool of covered employees, in each case for tax years beginning on or after January 1, 2018. Tax deductibility is only one factor considered by the Committee in making compensation decisions that are in the best interest of the Company and our stockholders.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation” (“ASC Topic 718”). ASC Topic 718 requires a public company to measure the cost of employee services received in exchange for an award of equity based on the grant date fair value of the award. Our equity awards to our Named Executive Officers (and to our other employees) generally qualify for equity classification.

Code Section 409A. Section 409A of the Code provides that deferrals of compensation under a nonqualified deferred compensation plan or arrangement are to be included in an individual’s current gross income to the extent that such deferrals are not subject to a substantial risk of forfeiture and have not previously been included in the individual’s gross income, unless certain requirements are met. We structure our equity compensation plans and agreements, change of control agreements, severance plans and agreements and other incentive plans and agreements, each to the extent they are subject to Section 409A, to be in compliance with Section 409A. We do not currently grant any discounted stock appreciation rights (“SARs”) to which Section 409A may apply.

Code Sections 280G and 4999. The change of control agreements in effect for our executive officers provide that, upon a change of control, we will either (i) reduce the amount of severance benefits otherwise payable to the executive officer so that such severance benefits will not be subject to excise tax for purposes of Code Sections 280G and 4999 or (ii) pay the full amount of severance benefits to the executive officer (but with no tax “gross-up”), whichever produces the better after-tax result for the executive officer (often referred to as the “best-of-net” approach).

Policies Regarding Stock Transactions

Insider Trading Policy

Under the Company’s Insider Trading Policy, directors, officers, employees, and their family members are prohibited from trading in the Company’s stock when in possession of material, non-public information about the Company. In addition to our Insider Trading Policy, all transactions involving the Company’s stock must comply with the Company’s Code of Business Conduct and Ethics and applicable law, including the public reporting provisions of Section 16 of the Exchange Act.

Clawback Policy

Effective as of December 1, 2023, the Company adopted a Clawback Policy in accordance with Rule 10D-1, NYSE American adopted Section 811 of the Company Guide (referred to herein as the “Rule 10D-1 Clawback Policy”). The Rule 10D-1 Clawback Policy provides that, in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, the Company will recover (on a pre-tax basis) the amount of incentive-based compensation received by its current and former executive officers in excess of the amount of incentive-based compensation that would have been received had it been determined based on the restated amount, subject to limited exceptions.

Anti-Hedging Policy Statement

The Company’s Insider Trading Policy also prohibits executive officers, directors and other employees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to, or have the effect of, hedging or offsetting any decrease in the market value of the Company’s securities.

Pledging of Shares

The Company does not have a policy prohibiting our executive officers and directors from pledging fully vested shares granted under the Company’s long term incentive plan adopted in 2021 and amended and restated in 2023 as collateral for personal loans. The Company’s policy to provide the ability of our executive officers and directors to pledge their shares is inherently related to the Company’s compensation structure, which includes equity awards under our LTIP as a significant component of total compensation. We believe equity awards are an important tool to promote long-term retention of our executive officers. Moreover, providing these individuals flexibility in financial planning without having to rely on the sale of their shares aligns their interests with those of our stockholders by increasing compensation as stockholder value increases.

In order to mitigate the risk of possible forced sales of pledged shares, the LTIP prohibits the pledging of any shares of restricted stock granted to our directors and executive officers. We believe that this restriction is an effective means to limit the maximum aggregate loan amount collateralized by such pledged stock. We have confirmed that each of our directors and executive officers who have pledged stock are and have been compliant with this policy since our last confirmation.

See “Security Ownership of Certain Beneficial Owners and Management” below for information regarding any shares pledged by our directors or executive officers; however, such pledging does not indicate the extent to which there may be actual borrowings against such shares as of such date.

Stock Ownership Guidelines

In April 2025, based on recommendations from the Compensation Committee in consultation with Meridian, our Board adopted stock ownership guidelines for our executive officers and non-employee directors who receive an annual cash retainer. We believe the stock ownership guidelines further align the interests of our executive officers and non-employee directors with the interests of our stockholders with respect to the Company’s long-term growth and success. The specified stock ownership levels are based on a multiple of base salary or annual cash retainer (as the case may be), as shown in the table below. After becoming subject to the stock ownership guidelines, the executive officers or non-employee directors have five years to come into compliance with the stock ownership guidelines. Until an executive officer or non-employee director meets these guidelines, he or she is expected to retain at least fifty-percent (50%) of the net shares awarded to him or her under the LTIP. Once the guidelines are met, restrictions on the sale of shares of our Common Stock received upon the vesting of equity awards are limited to normal trading restrictions for insiders and Company policies.

The following holdings count towards compliance with our stock ownership guidelines:

•	Shares acquired via open market purchase or held outright
•	Vested and unvested restricted stock and restricted stock units
•	Shares held under qualified benefit plans or non-qualified deferred compensation plans

Position	Required Stock Ownership Level (Multiple of Base Salary or Annual Cash Retainer)

Chief Executive Officer	5x

Other Executive Officers	3x

Non-Employee Directors	5x

Employment, Severance or Change in Control Agreements

Each of the Named Executive Officers are party to an employment agreement with the Company. The following description is intended as a summary of the employment agreements. The initial term of the employment agreements is three years, each with automatic annual renewals thereafter. Each of these employment agreements sets forth the initial terms and conditions of employment of each Named Executive Officer, including base salary, annual cash bonus opportunity, annual equity award opportunity, standard employee benefit plan participation, severance and change in control benefits. Each employment agreement also includes certain restrictive covenants that (i) will subject the executives to any “clawback” or similar policy hereafter adopted by the Company to comply with applicable law, including the Rule 10D-1 Clawback Policy (as defined below), (ii) prohibit  the executives from disclosing information that is confidential to the Company and (iii) prohibit the executives in certain circumstances from competing with our Company or soliciting any employees of our Company for a specified period following termination of their employment.

The employment agreements also provide each of our Named Executive Officers severance compensation in connection with certain triggering events relating to a change in control of our Company and/or termination of employment. We believe these arrangements mitigate a potential disincentive for our Named Executive Officers when they are evaluating a potential acquisition of the Company, particularly when their services may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of our Named Executive Officers through the conclusion of the transaction, and to ensure a smooth management transition. We believe that the level of benefits provided under these agreements is reasonable relative to market practice and helps us to attract and retain key talent. Change in control cash payments and benefits for our Named Executive Officers are based on a “double-trigger” arrangement (that is, they require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid). We have provided more information about these benefits below under “Potential Payments upon Termination or Change in Control.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee,

E. Wayne Nordberg (Co-Chairperson)
Rebecca Bayless (Co-Chairperson)
Brent Arriaga

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the compensation and benefits that were paid to or earned by our Named Executive Officers for the years ended December 31, 2025, 2024 and 2023.

Name and Principal Position	Year	Base Salary ($)	Annual Bonus ($)	Non-Equity Incentive Compensation ($) (1)	Time-Based Equity Awards ($) (2)	Performance-Based Equity Awards ($) (3)(4)	All Other Compensation ($) (5)	Total ($)
Bobby D. Riley	2025	$675,000	$405,000	$742,000	$2,396,812	$1,517,913	$45,534	$5,782,259
Chairman of the Board and	2024	$530,000	$2,152,500	$-	$812,858	$-	$46,701	$3,542,059
Chief Executive Officer	2023	$473,486	$670,165	$-	$1,577,173	$-	$43,333	$2,764,157
Philip Riley	2025	$484,000	$232,000	$426,000	$1,085,434	$687,408	$49,407	$2,964,249
Chief Financial Officer and	2024	$470,000	$895,750	$-	$601,184	$-	$41,908	$2,008,842
Executive Vice President of Strategy	2023	$399,420	$476,387	$-	$1,307,991	$-	$39,605	$2,223,403
Corey Riley	2025	$434,000	$208,000	$382,000	$973,286	$616,377	$49,407	$2,663,070
Chief Information Officer and	2024	$421,000	$749,500	$-	$430,448	$-	$41,908	$1,642,856
Chief Compliance Officer	2023	$407,408	$483,452	$-	$1,327,374	$-	$41,823	$2,260,057
John Suter	2025	$438,000	$210,000	$385,000	$982,253	$622,056	$40,357	$2,677,666
Chief Operating Officer
Jeff Gutman	2025	$371,000	$178,000	$326,000	$554,673	$351,276	$40,439	$1,821,388
Chief Accounting Officer and Executive Vice President of Commercial Risk

(1)	This column reflects the quantitative component of the annual incentive bonus awarded to the NEOs.

(2)
The amounts reported in this column represent the grant date fair value of the time-based equity awards of restricted stock granted calculated in accordance with FASB ASC Topic 718. The Grants of Plan Based Awards and Outstanding Equity Awards at Year End 2025 tables below provide additional information about these equity awards granted to our named executive officers during the fiscal years presented.

(3)
The amounts reported in this column represent the grant date fair value of the performance-based equity awards of restricted stock at target calculated using a Monte Carlo valuation in accordance with FASB ASC Topic 718. The Grants of Plan Based Awards and Outstanding Equity Awards at Year End 2025 tables below provide additional information about these equity awards granted to our named executive officers during the fiscal years presented.

(4)	The following table provides the value of the awards at the grant date assuming that the highest level of performance conditions will be achieved.

Name	Performance-Based Equity Awards ($)
Bobby D. Riley	$2,054,419
Philip Riley	$930,372
Corey Riley	$834,236
John Suter	$841,922
Jeff Gutman	$475,434

(5)
The amounts reported in this column consists of Company matching contributions of eligible salary into the Company’s sponsored 401(k) plan, subject to IRS and plan limits, and portion of insurance benefits that is paid by the Company.

2025 Grants of Plan-Based Awards

The following table sets forth information regarding grants of non-equity and equity-based awards granted to each of our NEOs during the year ended December 31, 2025.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other stock awards: Number of shares of stock (# of shares)	Grant Date fair value of stock and option awards (3)
Name	Type of Award	Grant Date	Threshold	Target	Maximum	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Bobby D. Riley	Short-term incentive	3/24/2025	$337,500	$675,000	$1,350,000	-	-	-	-	$-
	Time-based equity	3/24/2025	-	-	-	-	-	-	78,584	$2,396,812
	Performance-based Equity	3/24/2025	-	-	-	16,840	33,679	67,358	-	$1,517,913
Philip Riley	Short-term incentive	3/24/2025	$193,600	$387,200	$774,400	-	-	-	-	$-
	Time-based equity	3/24/2025	-	-	-	-	-	-	35,588	$1,085,434
	Performance-based Equity	3/24/2025	-	-	-	7,626	15,252	30,504	-	$687,408
Corey Riley	Short-term incentive	3/24/2025	$173,600	$347,200	$694,400	-	-	-	-	$-
	Time-based equity	3/24/2025	-	-	-	-	-	-	31,911	$973,286
	Performance-based Equity	3/24/2025	-	-	-	6,838	13,676	27,352	-	$616,377
John Suter	Short-term incentive	3/24/2025	$175,200	$350,400	$700,800	-	-	-	-	$-
	Time-based equity	3/24/2025	-	-	-	-	-	-	32,205	$982,253
	Performance-based Equity	3/24/2025	-	-	-	6,901	13,802	27,604	-	$622,056
Jeffrey Gutman	Short-term incentive	3/24/2025	$129,850	$259,700	$519,400	-	-	-	-	$-
	Time-based equity	3/24/2025	-	-	-	-	-	-	18,186	$554,673
	Performance-based Equity	3/24/2025	-	-	-	3,897	7,794	15,588	-	$351,276

(1)
The evaluation of the Company’s preset performance goals for the year may result in a bonus payment of zero. The amounts shown in the columns reflect a range of possible payouts for the short-term incentive bonus awards made on the dates indicated; “Threshold ($)” assumes achievement of Threshold results on each measure used to evaluate 2025 Company performance and “Maximum ($)” assumes achievement of Maximum results on each measure used to evaluate 2025 Company performance. Performance related to these awards was determined by the Committee following the end of the year and amounts were paid in early April 2026. Please refer to “Annual Performance Bonus” for more information about 2025 performance bonus goal establishment, evaluation, and determination of actual payments to executives.

(2)
The evaluation of the Company’s performance for the period may result in a payout of zero shares. The amounts in the “Threshold,” “Target,” and “Maximum” columns reflect the range and midpoint of possible payouts for the performance-based awards made on the date indicated. Dividends on the awards are not paid until shares vest.

(3)	The amounts reported reflect the accounting grant date value of the time-based and performance-based awards made on the date indicated.

Outstanding Equity Awards at Year End 2025

The following table shows the equity awards outstanding for each of the NEOs as of December 31, 2025:

Name	Number of shares of time-based restricted stock that have not vested (1)	Market value of shares of time-based restricted stock that have not vested (2)	Number of shares of performance-based restricted stock that have not vested (3)	Market value of shares of performance-based restricted stock that have not vested (4)

Bobby D. Riley	114,995	$3,035,868	33,679	$1,286,201

Philip Riley	64,140	$1,693,305	15,252	$582,474

Corey Riley	56,837	$1,500,497	13,676	$522,286

John Suter	42,655	$1,126,092	13,802	$527,098

Jeff Gutman	26,405	$697,092	7,794	$297,653

(1)	Time-based restricted stock vests ratably over a three-year term from initial grant date.

(2)	The value of the unvested restricted stock is shown assuming a market value of $26.40, the closing market price of a share of common stock on December 31, 2025.

(3)	Performance-based stock awards vest on December 31, 2027 and are based on achieving certain performance goals.

(4)	The value of the performance-based unvested restricted stock is shown using a market value of $38.19, the Monte Carlo valued price of a share of the performance-based stock on December 31, 2025.

2025 Stock Vested

The following table sets forth information regarding stock awards that vested for our NEOs during the year ended December 31, 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1)
Bobby D. Riley	48,904	$1,384,715
Philip Riley	36,742	$1,037,706
Corey Riley	35,262	$994,048
John Suter	5,226	$137,078
Jeffrey Gutman	4,109	$107,779

(1)
The dollar amounts shown in this column are determined by multiplying the number of shares of common stock acquired upon vesting by the closing per-share market price of REPX’s common stock on the vesting date.

Nonqualified Deferred Compensation

The Company did not maintain any nonqualified deferred compensation plans or arrangements as of December 31, 2025.

Potential Payments upon Termination or Change in Control

Change in Control and Severance Provisions

We have entered into employment agreements with each of our Named Executive Officers that contain change in control and severance provisions entitling those individuals to certain payments under specified circumstances. In connection with a change in control (or within six months after a change in control), if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (in each case, as defined in his employment agreement) the executive will be entitled to receive a cash payment equal to (i) 200% of the executive’s base salary then in effect, (ii) 200% of the executive’s annual incentive bonus received for the preceding year, and (iii) six  months of COBRA premiums to continue his existing group health and dental coverage. Subsequent to the year ended December 31, 2025, we entered into an amendment to the employment with Bobby D. Riley that increases his entitlement to a cash payment equal to (i) 300% of the executive’s base salary then in effect, (ii) 300% of the executive’s annual incentive bonus received for the preceding year, and (iii) six months of COBRA premiums to continue his existing group health and dental coverage.

These agreements also provide that absent a change in control, if his employment is terminated by the Company without cause or by him for good reason each executive would be entitled to (i) a cash payment equal to one times the sum of the executive’s base salary then in effect plus the executive’s annual incentive bonus received for the preceding year, and (ii) reimbursement of six months of certain COBRA premiums to continue his existing group health and dental coverage.  The foregoing notwithstanding, in such an event, the cash payment to Bobby D. Riley would be two times the sum of his base salary then in effect plus the annual incentive bonus he received for the preceding year.  These agreements further contain parachute payment limitations whereby payments payable to an executive may be reduced if doing so would put the executive in a more advantageous after-tax provision than if payments were not reduced and the executive became subject to excise taxes under Section 4999 of the Code.

Equity Award Agreements

The award agreements governing the Named Executive Officers’ equity awards also contain provisions that would govern accelerated vesting in connection with a change in control, in which case 100% of time-based restricted stock awards would vest upon a change in control. The time-based restricted stock grant agreements also provide for the accelerated vesting of a certain number of shares of restricted stock in the event of a termination of employment without cause, for good reason or due to death or disability (as such terms are defined in an applicable award agreement with the participant). The award agreements governing the Named Executive Officers’ performance-based restricted stock provide that if the NEO’s employment is terminated by the Company without cause or by the NEO for good reason (as such terms are defined in the applicable award agreement) on or before the six-month anniversary of a change in control, or if the restricted shares are not assumed by the surviving or successor entity or its parent on identical terms, the NEO will be deemed to have earned and vested in a number of shares equal to the greater of the Target award, or the number of shares that would have been earned if the last day of the performance period had been the effective date of the change in control. If the NEO’s employment is terminated by the Company without cause or by the NEO for good reason prior to the end of the performance period, then, a pro-rated portion of the earned shares will become vested based on and to the extent to which the Company has satisfied the performance goals, and the number of months the NEO was employed during the performance period.

Estimated Payments to Named Executive Officers

The compensation amounts included in the table below are estimates of the amounts that would have become payable to each Named Executive Officer under the various triggering events described in the foregoing provisions, assuming in each case that the applicable event (whether a change-in-control and/or a termination of employment) occurred on the last business day of 2025.

Name	Base Salary ($)	Annual Bonus ($) (1)	Time-Based Accelerated Stock Award ($) (2)	Performance- Based Stock Award ($) (3)	All Other Compensation ($) (4)	Total ($)

Bobby D. Riley
Termination without Cause / Resignation for Good Reason	$1,350,000	$2,294,000	$741,643	$296,375	$13,465	$4,695,483
Termination with Cause / Resignation without Good Reason	$-	$-	$-	$-	$-	$-
Change in Control without Termination	$-	$-	$3,035,868	$-	$-	$3,035,868
Change in Control with Qualifying Termination (5)	$1,350,000	$2,294,000	$3,035,868	$889,126	$13,465	$7,582,459
Death or Disability	$-	$-	$3,035,868	$889,126	$-	$3,924,994

Philip Riley
Termination without Cause / Resignation for Good Reason	$484,000	$658,000	$427,037	$134,218	$14,899	$1,718,153
Termination with Cause / Resignation without Good Reason	$-	$-	$-	$-	$-	$-
Change in Control without Termination	$-	$-	$1,693,305	$-	$-	$1,693,305
Change in Control with Qualifying Termination (5)	$968,000	$1,316,000	$1,693,305	$402,653	$14,899	$4,394,857
Death or Disability	$-	$-	$1,693,305	$402,653	$-	$2,095,958

Corey Riley
Termination without Cause / Resignation for Good Reason	$434,000	$590,000	$373,072	$240,698	$14,899	$1,652,669
Termination with Cause / Resignation without Good Reason	$-	$-	$-	$-	$-	$-
Change in Control without Termination	$-	$-	$1,500,497	$-	$-	$1,500,497
Change in Control with Qualifying Termination (5)	$868,000	$1,180,000	$1,500,497	$361,046	$14,899	$3,924,442
Death or Disability	$-	$-	$1,500,497	$361,046	$-	$1,861,543

John Suter
Termination without Cause / Resignation for Good Reason	$438,000	$595,000	$210,672	$121,458	$9,809	$1,374,938
Termination with Cause / Resignation without Good Reason	$-	$-	$-	$-	$-	$-
Change in Control without Termination	$-	$-	$1,126,092	$-	$-	$1,126,092
Change in Control with Qualifying Termination (5)	$876,000	$1,190,000	$1,126,092	$364,373	$9,809	$3,566,273
Death or Disability	$-	$-	$1,126,092	$364,373	$-	$1,490,465

Jeffrey Gutman
Termination without Cause / Resignation for Good Reason	$371,000	$504,000	$134,257	$68,587	$9,809	$1,087,653
Termination with Cause / Resignation without Good Reason	$-	$-	$-	$-	$-	$-
Change in Control without Termination	$-	$-	$697,092	$-	$-	$697,092
Change in Control with Qualifying Termination (5)	$742,000	$1,008,000	$697,092	$205,762	$9,809	$2,662,662
Death or Disability	$-	$-	$697,092	$205,762	$-	$902,854

(1)	Bonus amount due is based on the most recent annual bonus payment made to the named executive officer.

(2)
The value of the unvested time-based restricted stock is shown assuming a market value of $26.40, the closing market price of a share of REPX common stock on December 31, 2025. In the case of Termination without Cause / Resignation for Good Reason the performance-based shares are pro-rated for the time of the performance period that has elapsed as of December 31, 2025. In the event of a termination, all unvested time-based equity awards at the time of the qualifying event would immediately vest.

(3)
Represents the value of the unvested performance units (assuming a performance multiple of 100% as the applicable performance period has not been completed or the achieved performance multiple has not been certified). Performance-based shares are assuming a market value of $26.40, the closing market price of a share of REPX common stock on December 31, 2025. In the case of Termination without Cause / Resignation for Good Reason the performance-based shares are pro-rated for the time of the performance period that has elapsed as of December 31, 2025.

(4)	Employee is entitled to receive six months of COBRA.

(5)	Includes termination without cause or resignation for good reason in the 6 months prior to or the 24 months following a change in control.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of total annual compensation for Bobby D. Riley, our Chief Executive Officer, to the median of the annual total compensation of all our employees (other than the Chief Executive Officer) (the “CEO Pay Ratio”). For 2025:

•	Total annual compensation for Bobby D. Riley: $5,782,259

•	Median annual total compensation of all employees (other than Chief Executive Officer): $193,097

•	Ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees (other than the Chief Executive Officer): 30:1

In determining the median employee, we chose December 31, 2025 as the date to identify our median employee, and we identified our median employee using a consistently applied compensation measure which included total gross payroll wages received in 2025. Our total employee population as of December 31, 2025 was approximately 110. After we identified our median employee, we measured the annual total compensation under SEC rules using: base salary earned in 2025, annual cash bonus earned for the 2025 performance year, the grant date value of any equity awards he or she received in 2025, and the 401(k) match provided by the Company in 2025, in each case, to the extent applicable. Pay was annualized for permanent employees not employed for a full year in 2025.  Ten employees joining the Company as a result of our acquisition of Silverback Exploration II, LLC during 2025 were excluded from the determination of the median employee. We calculated Bobby D. Riley’s annual total compensation, as reflected in the “Total” column of the Summary Compensation Table.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

Pay Versus Performance

The following tables and related disclosures provide information for fiscal years 2021, 2022, 2023, 2024, 2025, and the transition period from October 1, 2021 to December 31, 2021 (the “Transition Period” or “TP”) about (i) the “total compensation” of our principal executive officer (“PEO”), and our other Named Executive Officers (the “Non-PEO Named Executive Officers”) as presented in the Summary Compensation Table above, (ii) the “compensation actually paid” or “CAP” to our PEO and our Non-PEO Named Executive Officers, as calculated pursuant to the SEC’s pay-versus-performance rules, (iii) certain financial performance measures, and (iv) the relationship of the “compensation actually paid” to those financial performance measures.

This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act, and does not necessarily reflect value actually realized by the executives or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance.

Fiscal Year	Summary Compensation Table total for PEO (1)	Compensation Actually paid to PEO (1)(3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation actually paid to Non-PEO NEOs (2)(3)	Value of initial fixed $100 investment based on Total Shareholder Return (4)	Value of initial fixed $100 investment based Industry Index Total Shareholder Return (Peer Group) (5)	Net Income (Loss) (in Thousands)	Upstream Free Cash Flow ($) (in Thousands) (6)
2025	$5,782,259	$4,851,063	$2,531,593	$2,144,358	$268	$300	$160,840	$117,236
2024	$3,542,059	$3,858,072	$1,825,849	$2,064,289	$323	$315	$88,897	$128,033
2023	$2,764,157	$2,669,699	$2,227,744	$1,561,830	$276	$325	$111,591	$70,195
2022	$1,957,418	$3,524,046	$1,494,459	$2,413,496	$298	$323	$118,011	$55,854
TP	$1,395,244	$880,137	$1,046,216	$830,055	$196	$228	$21,398	$(4,107)
2021	$3,196,485	$4,485,053	$1,383,774	$1,765,716	$238	$230	$(46,869)	$21,749

(1)	The PEO is Bobby D. Riley, who became the Company’s Chief Executive Officer upon the closing of our Merger with REP LLC.

(2)
Non-PEO Named Executive Officers for fiscal year 2025 consisted of Philip Riley, Corey Riley, John Suter and Jeffrey Gutman. Non-PEO Named Executive Officers for fiscal year 2024 consisted of Philip Riley and Corey Riley. Non-PEO Named Executive Officers for fiscal years 2023, 2022, TP and 2021 consisted of Kevin Riley, Philip Riley and Corey Riley.

(3)
The amounts shown in the Compensation Actually Paid columns have been calculated in accordance with Item 402(v) of Regulation S-K under the Exchange Act, and do not reflect compensation actually realized or received by the PEOs or the Non-PEO Named Executive Officers, but rather reflect the inclusions or exclusions from the amounts shown in the Summary Compensation Table reflected below:

	PEO						Average of the Non-PEO NEOs
	2025	2024	2023	2022	TP	2021	2025	2024	2023	2022	TP	2021

Summary Compensation Table Total	$5,782,259	$3,542,059	$2,764,157	$1,957,418	$1,395,244	$3,196,485	$2,531,593	$1,825,849	$2,227,744	$1,494,459	$1,046,216	$1,383,774
Deduction for Amounts Reported under the Stock Awards Column in the SCT	$(3,914,725)	$(812,858)	$(1,577,173)	$(1,058,848)	$(898,729)	$(2,600,080)	$(1,468,190)	$(515,816)	$(1,316,767)	$(738,662)	$(629,744)	$(1,003,150)
Deduction for Amounts Reported under the Option Awards Column in the SCT	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Increase for Fair Value of Awards Granted during year that Remain Unvested at Period End	$3,360,819	$877,162	$1,478,397	$1,911,773	$740,130	$2,012,213	$1,260,452	$556,621	$961,899	$1,333,670	$518,613	$592,815
Increase for Fair Value of Awards Granted during year that Vest during period	$-	$-	$-	$-	$-	$1,876,435	$-	$-	$-	$-	$-	$792,277
Increase/deduction for changes in fair value from prior year-end to current year-end of awards grants prior to year that were outstanding and unvested as of year-end	$(200,989)	$270,668	$(122,804)	$546,890	$(283,795)	$-	$(99,565)	$212,021	$(85,569)	$269,802	$(83,842)	$-
Increase/deduction for changes in fair value from prior year-end to vesting date of awards grants prior to year that vested during year	$(176,301)	$(18,959)	$127,122	$166,813	$(72,713)	$-	$(79,932)	$(14,386)	$68,823	$54,227	$(21,188)	$-
Deduction of Fair Value of Awards Granted prior to year that were forfeited during year	$-	$-	$-	$-	$-	$-	$-	$-	$(294,300)	$-	$-	$-
Increase based upon incremental fair value of awards modified during year	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Increase based on dividends or other earnings paid during year prior to vesting date of award	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Compensation Actually Paid	$4,851,063	$3,858,072	$2,669,699	$3,524,046	$880,137	$4,485,053	$2,144,358	$2,064,289	$1,561,830	$2,413,496	$830,055	$1,765,716

(4)
Total Shareholder Return compares the cumulative total shareholder return on Riley Permian’s common stock over a five fiscal-year period plus the three months ending December 31, 2021 assuming $100 was invested on September 30, 2020, our fiscal year-end in effect prior to the 2021 fiscal year-end change.

(5)
Value represents the Total Shareholder Return of the SPDR Oil and Gas Exploration & Production ETF (“XOP”) based on an initial $100 investment, measured on a cumulative basis from the market close on September 30, 2020, our fiscal year-end in effect prior to the 2021 fiscal year-end change, over a five fiscal-year period plus the 3 months ending December 31, 2021. TSR calculations reflect reinvestment of dividends. The XOP is the peer group used by REPX for purposes of Item 201(e) of Regulation S-K under the Exchange Act in REPX’s Annual Report on Form 10-K for the year ended December 31, 2025.

(6)
Upstream Free Cash Flow is used as the Company-Selected Measure because it reflects the Company’s ability to generate cash from operations after capital expenditures, which is critical to sustaining and growing the business. Management believes FCF is a key indicator of financial performance as it drives the Company’s capacity to reduce debt, return capital to shareholders, and fund disciplined reinvestment. As such, FCF aligns executive compensation with the Company’s focus on capital efficiency, operational performance, and long-term shareholder value creation.

Relationship Between CAP and Total Shareholder Return and Between CAP and Index Total Shareholder Return

Total Shareholder Return increased nearly 270% from the beginning of the measurement period through year-end of 2025, while the Index Total Shareholder Return increased approximately 300%. The CAP for the PEO and for the average of the Non-PEO Named Executive Officers fluctuated from 2021 through 2025, with the 2025 CAP increasing approximately 35% for the PEO and 39% for the Non-PEO officers over 2021 CAP.

Relationship Between CAP and Net Income

Net income for the Company increased from 2021 to 2025, with 2025 representing the highest net income over the period and an approximate 443% increase over 2021 net income (using the absolute value methodology for 2021 net income, which was negative). Over the same period, the CAP for the PEO and for the average of the Non-PEO Named Executive Officers fluctuated from 2021 through 2025, with the 2025 CAP increasing approximately 35% for the PEO and 39% for the Non-PEO officers over 2021 CAP. In addition to Net Income, the Committee considers a mix of performance measures throughout its annual and long-term incentive programs to align executive pay with Company performance.

Relationship Between CAP and Upstream Free Cash Flow

Upstream cash flow for the Company increased from 2021 to 2025, with 2025 representing an approximate 439% increase over 2021 Upstream free cash flow. Over the same period, the CAP for the PEO and for the average of the Non-PEO Named Executive Officers fluctuated from 2021 through 2025, with the 2025 CAP increasing approximately 35% for the PEO and 39% for the Non-PEO officers over 2021 CAP. In addition to Upstream cash flow, the Committee considers a mix of performance measures throughout its annual and long-term incentive programs to align executive pay with Company performance.

Performance Measures

As described in greater deal above under “Compensation Discussion and Analysis”, the Company’s compensation program has a pay-for-performance philosophy. The most important financial and non-financial performance measures that the Company uses to link our NEO compensation to the Company’s performance are:

•	Upstream Free Cash Flow
•	Lease Operation Expenses + General & Administrative Expenses (Non-Stock)
•	Daily oil production
•	Total recordable incident rate
•	Total fluid spill intensity rate
•	Gas flare intensity rate
•	Total Shareholder Return

Director Compensation Table

The table below summarizes the total compensation for each of the non-employee directors for the year ended December 31, 2025.

Director	Board Fees ($) (1)	Stock Award ($) (2)		Total ($)

Brent Arriaga	$120,000	$196,151	(5)	$316,151
Rebecca Bayless	$120,000	$196,151	(5)	$316,151
Bryan H. Lawrence (3)	$-	$-		$-
E. Wayne Nordberg	$120,000	$196,151	(5)	$316,151
Beth di Santo (4)	$-	$-		$-

(1)	Reflects the amount of the annual retainer, committee retainers (as applicable) and meeting fees, which were paid in cash for the year ended December 31, 2025.

(2)	The amounts reported in this column represent the grant date fair value of the equity awards of restricted stock granted, calculated in accordance with FASB ASC Topic 718.

(3)	Mr. Lawrence has elected not to receive compensation for his service as a director.

(4)
Ms. di Santo has elected not to receive compensation for her service as a director. Payments to Ms. di Santo for legal services provided to the Company pursuant to an engagement letter with di Santo Law PLLC is set forth below under the heading “Related Party Transactions” below.

(5)	These restricted stock awards have a one-year vesting period, which results in these restricted stock awards vesting in June 2026.

Director Annual Cash Retainer and Equity Compensation

Pursuant to our standard non-employee director compensation agreements (each an “Independent Director Agreement”) in effect in 2025 through the 2026 Annual Meeting, Messrs. Arriaga, Nordberg, and Saadati and Ms. Bayless, each a non-employee director, were entitled annually to a $120,000 cash retainer and up to $200,000 in restricted stock, subject to a one-year vesting period, adjusted for partial periods of service. Ms. di Santo and Mr. Lawrence, our other non-employee directors, are not compensated for their service on our Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures

The Company has adopted policies and procedures for the review, approval, and ratification of “related person” transactions as defined under SEC Rules and regulations. Our Audit Committee Charter requires management to inform the Audit Committee of all related person transactions as defined under Item 404 of Regulation S-K. Examples of the type of transactions the Audit Committee reviews include payments made by the Company directly to a related person (other than in his or her capacity as a director or employee), or to an entity in which the related person serves as an officer, director, employee or owner, and any other transaction where a potential conflict of interest exists. In order to identify any such transactions, among other measures, the Company requires its directors and officers to complete questionnaires identifying transactions with any company in which the officer or director or their family members may have an interest. In addition, our code of ethics requires that the Board or its authorized committee review and approve or ratify any related person transaction.

Although our management believes that the terms of the related party transactions described below are reasonable, it is possible that we could have negotiated more favorable terms for such transactions with unrelated third parties.

Related Party Transactions

RPC Power

RPC Power LLC (“RPC Power”) is our power-focused joint venture with Conduit Power LLC, in which we have 50% ownership. The Company is involved in two current projects with RPC Power.

In January 2023 and subsequently amended in June 2024, the Company entered into a 10-year agreement with RPC Power, which provides for the conversion of specified quantities of the Company’s produced natural gas to electricity to power a portion of our oilfield operations in our Champions field (“Tolling Agreement”). The Company also entered into a 10-year agreement (“Asset Optimization Agreement”) in January 2023 that requires RPC Power to provide operational expertise on the implementation and management of the power generating assets subject to the A&R Tolling Agreement for a monthly fee of $20 thousand.

In May 2024, the Company entered into the Second Amended and Restated Limited Liability Company Agreement (“A&R LLC Agreement”) to expand the scope of our joint venture to include the constructing, owning and operating of additional new power generation assets, for the sale of electricity to ERCOT (“Merchant Deal”). In connection with the A&R LLC Agreement, the Company entered into a 10-year natural gas supply agreement (“Supply Agreement”) with RPC Merchant LLC, a wholly owned subsidiary of RPC Power (“RPC Merchant”), to supply natural gas to fuel the natural gas generators under the Merchant Deal. The Company’s commitment under the Supply Agreement is contingent upon project start-up which is expected to commence in 2026.

As of December 31, 2025, the Company had invested $39.5 million and incurred lease operating expenses from RPC Power of approximately $7.7 million.

Viking Sale

On November 21, 2025, the Company sold our interest in oil and natural gas properties in Texas outside of the Company’s core acreage in the Champions field (the “Viking Sale”), which had a net carrying value of $10.4 million to an affiliate of Combo Resources, LLC. The properties consisted of six established units in Lee and Fayette Counties, Texas, which were jointly developed by the Company and Combo. In exchange for the Company’s interest in these assets, we received and subsequently retired 250,000 shares of the Company’s common stock.

Combo is a portfolio company of Yorktown Energy Partners XI, L.P. (“Yorktown XI”), certain managed funds of which have investments in the Company (all deemed to be related parties).

Aircraft Charter

In certain instances, business requires our employees to charter privately owned aircraft in furtherance of our business, including accessing remote areas of our field operation. The Company arranges travel through a charter company, which also manages an aircraft in which our Chief Executive Officer holds a time-sharing agreement for a private aircraft. The Company from time to time will use the aircraft in which our Chief Executive Officer has the time-sharing agreement in place as the fees for this aircraft are less than others offered by the charter company. We pay fees incurred for flights directly to the charter company that manages the planes. During the year ended December 31, 2025, we paid the charter company $0.2 million for flights chartered by our employees.

Other Affiliate Matters

Our director, Beth A. di Santo serves as General Counsel for the Company pursuant an engagement letter with di Santo Law PLLC, a law firm owned by Ms. di Santo. Legal fees incurred by the Company to di Santo Law, PLLC during the Company’s year ended December 31, 2025 were $2.2 million.

In February 2021, the Company and di Santo Law PLLC entered into an annual engagement letter that provides a monthly fixed fee in exchange for Ms. di Santo serving as General Counsel, as well as other legal services billed at hourly rates for certain corporate transactions. The engagement letter is subject to annual review and approval by the Board or the Compensation Committee.

On April 1, 2026, the Compensation Committee approved a renewal of the engagement letter with di Santo Law, PLLC that provides for a monthly cash payment of $70,000 and a one-time grant of an aggregate of 16,100 shares of restricted stock (or approximately $593,124 based on the closing price of the Company’s common stock on April 1, 2026), subject to a one-year vesting period from January 1, 2026 (of which 12,500 shares of restricted stock will be awarded to Ms. di Santo).

Familial Relationships

There is a family relationship between Bobby D. Riley, the Company’s Chairman of the Board of Directors and Chief Executive Officer and the Company’s Chief Information Officer and Chief Compliance Officer, Corey Riley, as father and son. There is no family relationship between Philip Riley and Bobby D. Riley or Corey Riley. There are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

Involvement in Certain Legal Proceedings

To the knowledge of management, no present director, executive officer or affiliate of the Company or owner of record or beneficially of more than 5% of the Company’s Common Stock is a party adverse to the Company or has a material interest adverse to the Company in any proceeding.

To the knowledge of management, during the past ten years, no director, executive officer or person nominated to become a director or an executive officer of the Company has been a party adverse to the Company or had a material interest adverse to the Company in any proceeding.

Except as set forth above, there are no transactions or proposed transactions, to which the Company is a party, or intended to be a party, in which any other director has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K, nor are there legal proceedings in which any director, director nominee or executive officer have been involved in the last ten years for which disclosure is required under Item 401(f) of Regulation S-K. None of the directors were appointed as pursuant to any arrangement or understanding with any other person.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF BDO USA, P.C.

With authority granted by our Board, the Audit Committee has appointed BDO USA, P.C. as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2026. BDO USA, P.C. has served as the Company’s independent registered public accounting firm since April 2019 and as REP LLC’s independent registered public accounting firm since 2016. Although stockholder ratification of the selection of BDO USA, P.C. is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection. If the selection is not ratified, the Audit Committee may continue to retain BDO USA, P.C. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our stockholders and us.

Representatives from BDO USA, P.C. are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees associated with audit and other professional services provided to us by BDO USA, P.C. for the years ended December 31, 2025, 2024 and 2023.

	Fiscal Year 2025	Fiscal Year 2024	Fiscal Year 2023
Audit Fee (1)	$909,928	$872,622	$901,462
Audit Related Fees (2)	$155,392	$-	$293,530
Tax Fees	$-	$-	$-
Other Fees	$-	$-	$-
Total	$1,065,320	$872,622	$1,194,992

(1)
Audit fees are for audit services, including the integrated audit of our consolidated financial statements and internal control over financial reporting, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits, and accounting consultations.

(2)	Audit related fees represent fees associated with acquired business combinations in Fiscal Years 2025 and 2023 required pursuant to Regulation S-X, Rule 3-05.

 All of the fiscal year 2025, 2024 and 2023 services described above were approved by the Audit Committee pursuant to the SEC rule that requires Audit Committee pre-approval of audit and non-audit services provided by the Company’s independent auditors. The Audit Committee considered whether the provisions of such services, including non-audit services, by BDO USA, P.C. were compatible with maintaining its independence and concluded they were.

Vote Required and Board Recommendation

The ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2026 requires the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on this proposal.  Abstentions will have the same effect as a vote against this proposal. The Company believes NYSE rules permit brokers to vote uninstructed shares at their discretion on this proposal, so broker non-votes are not expected.

✓	Our Board unanimously recommends that you vote “FOR” the ratification of BDO USA, P.C. as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2025 with management, our internal auditors, and BDO USA, P.C., the Company’s independent registered public accounting firm (“BDO”). In addition, the Audit Committee has discussed with BDO the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees (“AS 1301”).  The Sarbanes-Oxley Act of 2002 (“SOX”) requires certifications by the Company’s chief executive officer and chief financial officer in certain of the Company’s filings with the Securities and Exchange Commission (“SEC”).  The Audit Committee discussed the review of the Company’s reporting and internal controls undertaken in connection with these certifications with the Company’s management and BDO.  The Audit Committee also reviewed and discussed with the Company’s management their report on internal control over financial reporting in accordance with Section 404 of SOX. The Audit Committee has further periodically reviewed such other matters as it deemed appropriate, including other provisions of SOX and rules adopted or proposed to be adopted by the SEC and the NYSE American.

The Audit Committee also has received the written communications from BDO regarding the auditor’s independence pursuant to the applicable requirements of the PCAOB Ethics and Independence Rule 3526, and it has reviewed, evaluated and discussed the written disclosures with BDO and its independence from the Company.  The Audit Committee also has discussed with the Company’s management and BDO such other matters and received such assurances from them as it deemed appropriate.

Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Company’s audited financial statements for the year ended December 31, 2025 in the Company’s Annual Report on Form 10-K for such year filed with the SEC.

THE AUDIT COMMITTEE,

Brent Arriaga (Chairperson)
E. Wayne Nordberg
Rebecca L. Bayless

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, stockholders are entitled to a non-binding vote on the compensation of our Named Executive Officers (sometimes referred to as “say on pay”). Accordingly, you are being asked to vote on the following resolution at the Annual Meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed, pursuant to Item 402 of Regulation S-K, including the applicable compensation tables, and the related narrative disclosure in this Proxy Statement.”

As described in this Proxy Statement under “Executive Compensation,” our compensation programs are designed to:

●	attract and retain highly qualified executives;

●	motivate our executives to maximize stockholder return;

●	maintain an appropriate balance between cash and non-cash compensation; and

●	cause a significant portion of our NEOs’ compensation to be incentive based to emphasize a pay-for-performance philosophy.

We believe that our compensation program, with its balance of base salary, short-term incentives (annual cash incentive awards), long-term incentives (including both time-based and performance-based restricted stock and restricted stock unit awards), rewards sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Executive Compensation section, including the Compensation Discussion and Analysis, the applicable compensation tables and the related narrative disclosures contained in this Proxy Statement.

This vote is non-binding. The Board of Directors and the Compensation Committee, which is comprised solely of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions. We currently hold advisory votes to approve our named executive officer compensation every year and expect our next vote to be held at our 2027 Annual Meeting.

Vote Required and Board Recommendation

The approval by a non-binding vote of our Named Executive Officer compensation requires the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on this proposal.  Abstentions will have the same effect as a vote against this proposal. Broker non-votes have no effect on the outcome of the vote.

✓	Our Board unanimously recommends that you vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the applicable compensation disclosure rules of the SEC.

PROPOSAL 4: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE RILEY EXPLORATION PERMIAN, INC. 2021 LONG TERM INCENTIVE PLAN

The Board has unanimously approved the amendment and restatement of the Riley Exploration Permian, Inc. 2021 Incentive Plan (as amended and restated to date, the “2021 LTIP”), subject to stockholder approval at the Annual Meeting, and recommends that the Company’s stockholders approve and adopt the second amendment and restatement of the 2021 LTIP (the “A&R LTIP”). The A&R LTIP would amend the 2021 LTIP to reserve an additional 2,800,000 shares for issuance pursuant to awards under the A&R LTIP, which is in addition to the previously authorized 2,337,022 shares, of which approximately 163,210 shares as of April 6, 2026 remain available for grant pursuant to the 2021 LTIP, assuming all future grants will be full value stock awards. If our stockholders approve the A&R LTIP, shares that would otherwise become available for issuance under the 2021 LTIP as a result of forfeitures, expiration, or cancellation of previously made awards may become available for issuance under the A&R LTIP.

Reasons and Principal Effects of the Proposal

The A&R LTIP is needed to continue our equity compensation program. As of April 6, 2026, there were 163,210 shares of common stock remaining available for grant under the 2021 LTIP assuming all future grants will be full value stock awards. Any previously granted awards that are outstanding under the 2021 LTIP will remain outstanding in accordance with their terms. As of April 6, 2026, an aggregate of 778,001 shares are subject to unvested restricted stock awards. See also “Executive Compensation” above for additional information concerning our equity compensation plans.

If the A&R LTIP is not approved by the stockholders, we will not be able to continue our equity-based long term incentive program, and we may be required to significantly increase the cash component of our executive compensation program in the near future to remain competitive and adequately compensate our employees.

The Company considers the A&R LTIP an essential element of total compensation and believes the A&R LTIP promotes its interests and the interests of its stockholders by:

•	attracting and retaining the services of key employees, qualified directors, and qualified independent contractors; and
•
encouraging the sense of proprietorship in and stimulating the active interest of those persons in the development and financial success of the Company by making awards designed to provide participants in the A&R LTIP with proprietary interest in the growth and performance of the Company.

Stockholder approval of the A&R LTIP will also constitute approval for purposes of satisfying the stockholder approval requirements under Section 422 of the Code so that the Compensation Committee may grant incentive stock options, or ISOs.

Considerations for Approval of the A&R LTIP

In determining the number of shares of common stock to request for approval to reserve for issuance under the A&R LTIP, our management team and the Board worked with Meridian Compensation Partners to evaluate a number of factors, including our recent share usage under the 2021 LTIP, anticipated share usage under the A&R LTIP, and peer group analysis in evaluating our proposal for the A&R LTIP. Specifically, our management team and Board considered the following:

Burn Rate. Equity burn rate is calculated by dividing (i) the number of shares of common stock subject to equity awards granted during the fiscal year (after taking into account adjustments to performance-based awards for actual performance) by (ii) the number of shares outstanding at the end of the fiscal year.

Our burn rate for the past three fiscal years has been as follows:

Fiscal Year	Stock Options or SARs Granted	Total Number of Full Value Awards Granted		Stock Options + Full Value Awards	Weighted Average Basic Number of Shares of Common Stock Outstanding	Burn Rate
		Time-based Restricted Stock Awards Granted	Performance-based Restricted Stock Awards Granted
2025	0	413,554	149,039	562,593	21,134,000	2.7%
2024	0	183,605	0	183,605	20,712,000	0.9%
2023	0	346,869	0	346,869	19,705,000	1.8%

The Board believes that we have used equity in a reasonable manner, with a three-year average burn rate of approximately 1.8% of our common shares outstanding.

Expected Share Pool Duration. Based on our historic and projected future use of equity-based compensation, we estimate that the shares requested under the A&R LTIP will be sufficient to provide awards for approximately 3 years. However, the actual duration of the shares reserve will depend on currently unknown factors, such as the Company’s future stock price, changes in participation, our hiring and promotion activity, future grant practices, award type mix and levels, competitive market practices, acquisitions and divestitures, and the rate of returned shares due to forfeitures, the need to attract, retain and incentivize key talent, and how the Company chooses to balance total compensation between cash and equity-based awards.

Total Potential Dilution. Our equity plan dilution rate (or overhang) as of April 6, 2026 was 4.3% (calculated by dividing (1) the number of shares subject to awards outstanding plus the number of shares remaining available for grant under the 2021 LTIP, by (2) the total number of common shares outstanding). As of April 6, 2026, the shares remaining available under the 2021 LTIP and shares subject to outstanding awards represented 0.8% and 3.6% of our current overhang, respectively. If shareholders approve the A&R LTIP, the issuance of 2,800,000 shares under the A&R LTIP would increase our total potential dilution rate by 12.9% to 17.2%

Share Information on Equity Compensation Plans as of April 6, 2026

The following table provides information regarding our outstanding equity awards and shares available for future awards under the Company’s existing equity compensation plans as of April 6, 2026(1) (except as otherwise noted):

Total number of full value awards outstanding (includes time-based and performance-based restricted stock awards(2)	778,001
Total number of shares remaining available for future grant under the 2021 LTIP(3)	163,210
Total number of shares of common stock outstanding as of April 6, 2026	21,698,376

(1)	The Company did not have any stock option or stock appreciation rights outstanding as of April 6, 2026.
(2)	Assumes performance-based awards will vest and pay out based on maximum performance levels being achieved.
(3)
Represents the total number of shares available for future awards under the 2021 LTIP reflecting performance-based awards at maximum payout. The 2021 LTIP was our only active equity compensation plan as of April 6, 2026.

Key Features of the Amended and Restated Long Term Incentive Plan

Key features of the A&R LTIP include:

•	Compensation Committee Oversight
•	No Discounted Options or Repricing of Options or SARs
•	No Dividends on Options or SARs
•	One-Year Minimum Vesting, Subject to Limited Exceptions
•	Accrued Dividends and Dividend Equivalents, on Stock Awards Paid only if Award Vests, Subject to Limited Exceptions
•	Awards Subject to Clawback or Recoupment
•	No “Evergreen” Share Reserve
•	No Liberal Share Recycling

Summary of the Amended and Restated Long Term Incentive Plan

The following summary of the A&R LTIP set forth herein is qualified in its entirety by the actual terms of the A&R LTIP, which is attached as Annex B to this Proxy Statement.

Awards

The A&R LTIP will provide for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws (‘‘ISOs’’); (ii) stock options that do not qualify as incentive stock options; (iii) stock appreciation rights, or SARs; (iv) restricted stock awards; (v) restricted stock units, or RSUs; (vi) stock awards; (vii) performance awards; (viii) dividend equivalents; (ix) other stock-based awards; (x) cash awards; and (xi) substitute awards, all of which (i) through (xi) are referred to collectively herein as the ‘‘Awards.’’

Eligibility

The Company’s employees, consultants, and non-employee directors, and employees, consultants, and non-employee directors of the Company’s affiliates, will be eligible to receive the Awards under the A&R LTIP. As of April 6, 2026, there were approximately 92 individuals, including Company employees, consultants and non-employee directors of the Company, that would potentially be eligible to participate in the A&R LTIP.

Administration

The Compensation Committee of our Board, or such other committee as determined by the Board (as applicable, referred to as the ‘‘Administrator’’), will administer the A&R LTIP pursuant to its terms and all applicable state, federal or other rules or laws. The Administrator will have the power to determine to whom and when awards will be granted, determine the amount of awards (measured in cash or in shares of the Company’s common stock), proscribe and interpret the terms and provisions of each award agreement (the terms of which may vary), accelerate the vesting or exercisability of an award, delegate duties under the A&R LTIP, and execute all other responsibilities permitted or required under the A&R LTIP. The Administrator has authorized certain of our named executive officers to grant non-executive employees sign-on equity awards under the LTIP in an amount equal to up to 50% of their base salary.

Securities to be Offered

A total of 5,137,022 shares of common stock would be reserved for issuance pursuant to the A&R LTIP (including the 2,800,000 shares to be added pursuant to the amendment and restatement), of which 2,173,812 shares have been granted as of April 6, 2026. All available shares of common stock may be issued as ISOs. Shares underlying awards that are cancelled, forfeited, terminated or settled in cash shall not be considered delivered and may again be available for future Awards under the A&R LTIP.

On April 6, 2026 the last sales price of the Company’s common stock as reported on the NYSE American was $36.84 per share.

New Plan Benefits

Awards under the A&R LTIP will be granted in amounts and to individuals as determined by the Compensation Committee in its sole discretion; provided, however, that the Compensation Committee has authorized certain of our Named Executive Officers to grant non-executive employees sign-on equity awards under the A&R LTIP in an amount up to 50% of their base salary. Therefore, the benefits or amounts that will be received by employees, officers, directors and consultants under the A&R LTIP are not determinable at this time. However, in March 2026, due to the limited number of available shares under the 2021 LTIP, the Compensation Committee determined awards of restricted stock that it intends to grant to executive officers contingent on approval of the A&R LTIP at the Annual Meeting. The contingent awards were weighted such that 35% of the awards represent performance-based restricted stock awards and 65% represent time-based restricted stock awards.  In the event that our stockholders do not approve the A&R LTIP, the Compensation Committee may approve alternative LTIP awards or other compensation arrangements for the executive officers that the Compensation Committee determines to be economically equivalent to the contingent restricted stock grants. Additionally, if the A&R LTIP is approved at the Annual Meeting, we will award annual grants of restricted stock to our non-employee directors. The following table provides information concerning the contingent benefits to be received by the following persons and groups under the A&R LTIP (if approved by stockholders at the Annual Meeting): each NEO; all executive officers, as a group; all directors who are not executive officers, as a group; and all employees who are not executive officers, as a group:

Name	Dollar Value of contingent shares of restricted stock to be awarded under A&R LTIP ($)(1)	Number of contingent shares of restricted stock to be awarded under A&R LTIP (#)(2)

Bobby D. Riley, Chairman of the Board and Chief Executive Officer	$5,940,000	212,465

Philip Riley, Chief Financial Officer; Executive Vice President of Strategy	$2,029,050	72,576

Corey Riley, Chief Information Officer and Chief Compliance Officer	$1,819,800	65,092

John Suter, Chief Operating Officer	$1,836,000	65,671

Jeffrey Gutman, Chief Accounting Officer and Executive Vice President of Commercial Risk	$1,620,000	57,945

Executive Officers as a Group (includes NEOs)	$13,244,850	473,749

Non-Employee Directors as a Group	-	0

Employees Other than Executive Officers as a Group	-	0

(1)          The dollar value of contingent shares is calculated using the volume-weighted average price (VWAP) of the Company’s common stock at the time the contingent award grant was approved by the Board of Directors. This amount does not represent the accounting expense to be recognized under FASB ASC Topic 718, which will be determined based on the grant date fair value when the performance conditions are met.

(2)          The number of shares reflects the maximum potential payout at 200% of target, which represents the full number of shares being requested for reservation under the A&R LTIP to ensure sufficient shares are available for issuance upon achievement of maximum performance levels. Actual shares awarded may range from 0% to 200% of target based on achievement of applicable performance criteria.

Outstanding Equity Awards

Set forth below is information regarding our equity plans as of December 31, 2025.  Subsequent to December 31, 2025, an additional 183,790 shares of restricted stock were awarded and 355 shares of restricted stock were forfeited under the A&R LTIP, leaving 163,210 shares remaining available for future issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	—	—	346,645
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	—	—	346,645

Non-Employee Director Limits For any calendar year in which the A&R LTIP is in effect, a non-employee director may not be granted Awards: (i) relating to more than 10,000 shares of common stock, or (ii) if greater, Awards having a grant date value in excess of $300,000, in each case multiplied by the number of full or partial calendar years in any performance period for the particular Award. The foregoing limit is doubled for the first year in which a non-employee director joins the Board.

Types of Awards

Options—The A&R LTIP provides for the grant of options to eligible persons including: (i) incentive options (only to the Company’s employees or employees of the Company’s subsidiaries) which comply with section 422 of the Code; and (ii) nonstatutory options. The exercise price of each option granted under the A&R LTIP will be stated in the option agreement and may vary; however, the exercise price for an option must not be less than the fair market value per share of common stock as of the date of grant (or 110% of the fair market value for certain incentive options), nor may the option be re-priced without the prior approval of the Company’s stockholders. Options may be exercised as the Administrator determines, but not later than ten years from the date of grant. The Administrator will determine the methods and form of payment for the exercise price of an option (including, in the discretion of the Administrator, payment in common stock, other awards or other property) and the methods and forms in which common stock will be delivered to a participant.

SARs—A SAR is the right to receive the excess of the fair market value of one share of common stock on the date of exercise over the per share exercise price of the SAR, paid in cash or in common stock as determined by the Administrator. The exercise price of a share of common stock subject to the SAR shall be determined by the Administrator, but in no event shall that exercise price be less than the fair market value of the common stock on the date of grant. The Administrator will have the discretion to determine other terms and conditions of a SAR award.

Restricted Stock Awards—A restricted stock award is a grant of shares of common stock subject to the risk of forfeiture, performance conditions, restrictions on transferability and any other restrictions imposed by the Administrator in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Administrator. Except as otherwise provided under the terms of the A&R LTIP or the award agreement, the holder of a restricted stock award will have rights as a stockholder, including the right to vote the common stock subject to the restricted stock award or to receive dividends on the common stock subject to the restricted stock award during the restriction period. The Administrator shall provide, in the restricted stock award agreement, whether the restricted stock will be forfeited upon certain terminations of employment. Unless otherwise determined by the Administrator, common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and the risk of forfeiture to the same extent as the restricted stock award with respect to which such common stock or other property has been distributed.

Restricted Stock Units—RSUs are rights to receive common stock, cash, or a combination of both at the end of a specified period based on number of shares of common stock covered by the RSUs. The Administrator may subject RSUs to restrictions (which may include a risk of forfeiture) to be specified in the RSU award agreement, and those restrictions may lapse at such times determined by the Administrator. RSUs may be settled by delivery of common stock, cash equal to the fair market value of the specified number of shares of common stock covered by the RSUs, or any combination thereof determined by the Administrator at the date of grant or thereafter. Dividend equivalents on the specified number of shares of common stock covered by RSUs may be paid on a current, deferred or contingent basis, as determined by the Administrator on or following the date of grant.

Stock Awards—The Administrator will be authorized to grant common stock as a bonus stock award. The Administrator will determine any terms and conditions applicable to grants of common stock, including performance criteria, if any, associated with a bonus stock award.

Performance Awards—The vesting, exercise or settlement of awards may be subject to achievement of one or more performance criteria specified by the Administrator.

Dividend Equivalents—Dividend equivalents entitle a participant to receive cash, common stock, other awards or other property equal in value to dividends paid with respect to a specified number of shares of the Company’s common stock, or other periodic payments at the discretion of the Administrator. Dividend equivalents may be granted in connection with another award (other than a restricted stock award or a bonus stock award).

Other Stock-Based Awards—Other stock-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of the Company’s common stock.

Cash Awards—Cash awards may be granted on a free-standing basis, as an element of or a supplement to, or in lieu of any other award.

Substitute Awards—Awards may be granted in substitution or exchange for any other award granted under the A&R LTIP or under another equity incentive plan or any other right of an eligible person to receive payment from the Company. Awards may also be granted under the A&R LTIP in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation or acquisition of another entity by or with the Company or one of its affiliates.

Certain Transactions. If any change is made to the Company’s capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease or other change in the number or type of outstanding shares of common stock, appropriate adjustments will be made by the Administrator in the shares subject to the A&R LTIP and to any award under the A&R LTIP. The Administrator will also have the discretion to make certain adjustments to awards in the event of a change in control, such as accelerating the vesting or exercisability of awards, requiring the surrender of an award, with or without consideration, or making any other adjustment or modification to the award that the Administrator determines is appropriate in light of such transaction.

Plan Amendment and Termination. The Board may amend or terminate the A&R LTIP at any time; however, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The A&R LTIP will remain in effect through February 25, 2031.

Clawback. All awards under the A&R LTIP will be subject to any clawback or recapture policy adopted by the Company, as in effect from time to time.

Federal Income Tax Considerations

The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants may be either more or less favorable than those described below depending on the participants’ particular circumstances. State and local tax consequences may in some cases differ from federal tax consequences. The following summary of the income tax consequences in respect of the A&R LTIP is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards, including the applicability and effect of state, local and foreign laws.

Nonstatutory Stock Options – No income will be recognized by a participant for federal income tax purposes upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant. The basis of shares transferred to a participant pursuant to exercise of a nonstatutory stock option is the price paid for the shares plus an amount equal to any income recognized by the participant as a result of the exercise of the option. If a participant thereafter sells shares acquired upon exercise of a nonstatutory stock option, the participant will have capital gain or loss equal to the difference between the basis of the shares and the amount realized on the sale.

ISOs – The grant of an ISO will not result in taxable income to the participant. The exercise of an ISO will not result in regular taxable income to the participant if at the time of exercise the participant has been employed by the Company or its subsidiaries at all times beginning on the date the ISO was granted and ending not more than 90 days before the date of exercise. However, the excess of the fair market value of the shares on the date of exercise over the exercise price is an adjustment that is included in the calculation of the participant’s AMT liability for the year the ISO is exercised.

If the participant does not sell the shares acquired on exercise within two years from the date of grant and one year from the date of exercise then on the sale of the shares any amount realized in excess of the exercise price will be taxed as capital gain. If the amount realized in the sale is less than the exercise price, then the participant will recognize a capital loss.

If these holding requirements are not met, then the participant will generally recognize ordinary income at the time the shares are sold in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized on the sale of the shares over the exercise price, and the Company will be entitled to a corresponding deduction. The participant’s additional gain or any loss (if any) realized upon disposition will be a capital gain or loss.

SARs – The grant of a SAR will not result in taxable income to the participant. The participant will recognize ordinary income at the time of exercise equal to the amount of cash received or the fair market value of the shares received and the Company will be entitled to a corresponding deduction for tax purposes. If the SARs are settled in shares, then when the shares are sold the participant will recognize capital gain or loss on the difference between the sale price and the amount recognized at exercise. Whether it is a long-term or short-term gain or loss depends on how long the shares are held.

Restricted Stock – Unless a participant makes an election to accelerate the recognition of income to the grant date (as described below), the grant of restricted stock awards will not result in taxable income to the participant. When the restrictions lapse, the participant will recognize ordinary income on the excess of the fair market value of the shares on the vesting date over the amount paid for the shares, if any, and the Company will be entitled to a corresponding deduction.

If the participant makes an election under Section 83(b) of the Code within thirty days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the shares on the grant date over the amount paid, if any, and the Company will be entitled to a corresponding deduction. Any future appreciation will be taxed at capital gains rates. However, if the shares are later forfeited, the participant will not be able to recover any taxes paid.

RSUs – The grant of an RSU will not result in taxable income to the participant. When the RSU is settled, the participant will recognize ordinary income equal to the fair market value of the shares or the cash provided on settlement and the Company will be entitled to a corresponding deduction. Any future appreciation on shares received will be taxed at capital gains rates.

Performance Awards – There will be no federal income tax consequences to either the participant or the employer upon the grant of a performance award. Generally, the participant will recognize ordinary income upon the receipt of cash and/or shares of common stock in payment of performance awards in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. The employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Stock Awards – The participant will recognize income for federal income tax purposes at the time of the stock award and the employer will be entitled to a corresponding deduction.

Other Incentive Awards – The tax treatment of other incentive awards will depend on the type of award. In general, the participant will recognize ordinary income upon receipt of cash or shares that are not subject to a substantial risk of forfeiture. The participant’s employer will be entitled to a tax deduction at the same time and for the same amount.

Wage Withholding – If a participant is an employee, the amount of ordinary income recognized in respect of any Award will generally be wages subject to income and FICA tax withholding at the time the income is recognized. Notwithstanding the foregoing, ordinary income recognized in respect of an ISO, however, is not subject to income and FICA tax withholding.

Section 409A – Section 409A of the Code imposes complex rules on nonqualified deferred compensation arrangements, including requirements with respect to elections to defer compensation and the timing of payment of deferred amounts. Depending on how they are structured, certain equity-based awards may be subject to Section 409A of the Code, while others are exempt. If an award is subject to Section 409A of the Code and a violation occurs, the compensation is includible in income when no longer subject to a substantial risk of forfeiture and the participant may be subject to a 20% penalty tax and, in some cases, interest and penalties. The A&R LTIP and awards granted under the A&R LTIP are intended to be exempt from or to conform to the requirements of Section 409A of the Code.

Section 162(m) and Limits on the Company’s Deductions – Section 162(m) of the Code denies deductions to publicly held corporations for compensation paid to certain senior executives that exceeds $1,000,000 in any taxable year.

Vote Required and Board Recommendation

The approval of the A&R LTIP requires the affirmative vote of a majority of the voting power of the outstanding shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on this proposal.  Abstentions will have the same effect as a vote against this proposal. Broker non-votes have no effect on the outcome of the vote.

✓	Our Board unanimously recommends that you vote “FOR” the approval of the Amended and Restated Riley Exploration Permian, Inc. 2021 Long Term Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge based on publicly available information, the following table sets forth information as of April 6, 2026 regarding the beneficial ownership of Common Stock by each person known to us to own beneficially more than 5% of the outstanding Common Stock, each director, each director nominee, our Named Executive Officers, and our directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted.

Beneficial ownership is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Common Stock over which the stockholder has sole or shared voting or investment power. It also includes (unless footnoted) shares of Common Stock that the stockholder has a right to acquire within 60 days after April 6, 2026 through the exercise of any option or other right. The percentage ownership of the outstanding Common Stock, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has exercised options or any other right to acquire shares of our Common Stock.

	Shares Beneficially Owned (1)
	Number	%(2)
5% Stockholders
Riley Exploration Group, LLC (3)	1,715,219	7.9%
Yorktown Energy Partners X, LP (4)	390,860	1.8%
Yorktown Energy Partners XI, LP (5)	1,784,113	8.2%
Balmon Investments Inc. (6)	2,236,921	10.3%

Directors and Executive Officers
Bobby D. Riley (7)	325,520	2.0%
Philip Riley (8)	166,927	*
Corey Riley (9)	151,972	*
John Suter (10)	70,758	*
Jeffrey Gutman (11)	41,907	*
Bryan H. Lawrence	15,761	*
Brent Arriaga (12)	19,133	*
Rebecca L. Bayless (13)	24,601	*
E. Wayne Nordberg (14)	24,551	*
Beth di Santo (15)	61,112	*
Bobby Saadati (16)	1,878	*
All Directors and Executive Officers as a Group (17)	904,120	4.2%

*	Less than 1%

(1)
The amounts and percentages of Common Stock beneficially owned are reported on the bases and regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security.

(2)	% is based on 22,698,376 shares of outstanding Common Stock, which includes 935,627 shares of unvested restricted stock

(3)
Pursuant to the Schedule 13D/A filed by Riley Exploration Group, LLC on February 19, 2026. Certain investment funds managed by Yorktown Partners LLC control Riley Exploration Group, LLC. The address of Riley Exploration Group, LLC is 109 N. Main St., #100, La Grange, Texas 78945.

(4)
Pursuant to the Schedule 13D/A filed by Yorktown Energy Partners X, L.P. on February 19, 2026. Yorktown X Company LP is the sole general partner of Yorktown Energy Partners X, L.P. Yorktown X Associates LLC is the sole general partner of Yorktown X Company LP. The managers of Yorktown X Associates LLC, who act by majority approval, are Bryan H. Lawrence, one of the Company’s directors, W. Howard Keenan, Jr., Peter A. Leidel, Tomás R. LaCosta, Robert A. Signorino and Bryan R. Lawrence. As a result, Yorktown X Associates LLC may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the Company Common Stock owned by Yorktown Energy Partners X, L.P. Yorktown XI Company LP and Yorktown X Associates LLC disclaim beneficial ownership of the Company Common Stock held by Yorktown Energy Partners X, L.P. in excess of their pecuniary interest therein. The managers of Yorktown X Associates LLC disclaim beneficial ownership of the Company Common Stock to be held by Yorktown Energy Partners X, L.P. The address of such funds is 410 Park Avenue, 20th Floor, New York, New York 10022.

(5)
Pursuant to the Form 4 filed by Bryan H. Lawrence on February 19, 2026. Yorktown XI Company LP is the sole general partner of Yorktown Energy Partners XI, L.P. Yorktown XI Associates LLC is the sole general partner of Yorktown XI Company LP. The managers of Yorktown XI Associates LLC, who act by majority approval, are Bryan H. Lawrence, one of the Company’s directors, W. Howard Keenan, Jr., Peter A. Leidel, Tomás R. LaCosta, Robert A. Signorino and Bryan R. Lawrence. As a result, Yorktown XI Associates LLC may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the Company Common Stock owned by Yorktown Energy Partners XI, L.P. Yorktown XI Company LP and Yorktown XI Associates LLC disclaim beneficial ownership of the Company Common Stock held by Yorktown Energy Partners XI, L.P. in excess of their pecuniary interest therein. The managers of Yorktown XI Associates LLC disclaim beneficial ownership of the Company Common Stock to be held by Yorktown Energy Partners XI, L.P. The address of such funds is 410 Park Avenue, 20th Floor, New York, New York 10022.

(6)
Pursuant to information provided to the Company by Balmon Investments Inc.  Balmon Investments Inc. is wholly-owned indirectly by Alvin Libin. The address of 2624063 Alberta Ltd. is 3200 255 5th Avenue SW, Calgary, Alberta, Canada T2P 3G6.

(7)	Includes 146,998 unvested shares of restricted stock issued under the LTIP that remain subject to forfeiture. Includes 129,578 shares pledged as collateral to secure certain personal indebtedness.

(8)	Includes 76,006 unvested shares of restricted stock issued under the LTIP that remain subject to forfeiture.

(9)	Includes 68,701 unvested shares of restricted stock under the LTIP that remain subject to forfeiture.

(10)	Includes 59,524 unvested shares of restricted stock under the LTIP that remain subject to forfeiture.

(11)	Includes 35,931 unvested shares of restricted stock under the LTIP that remain subject to forfeiture.

(12)	Includes 7,524 unvested shares under the LTIP that remain subject to forfeiture.

(13)	Includes 7,524 unvested shares under the LTIP that remain subject to forfeiture.

(14)	Includes 7,524 unvested shares under the LTIP that remain subject to forfeiture.

(15)	Includes 12,500 unvested shares under the LTIP that remain subject to forfeiture.

(16)	Includes 1,878 unvested shares of restricted stock under the LTIP that remain subject to forfeiture.

(17)	Includes 424,110 unvested shares of restricted stock under the LTIP that remain subject to forfeiture.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and holders of more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC reports regarding their ownership and changes in ownership of Common Stock and other equity securities of the Company. Directors, officers, and greater than 10 percent stockholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2025, all Section 16(a) filing requirements applicable to its directors, officers, and greater than 10 percent stockholders were complied with on a timely basis with the exception of one late filing by Bryan H. Lawrence.

STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING

The Board will consider properly presented proposals of stockholders intended to be presented for action at the 2026 Annual Meeting. Such proposals must comply with the applicable requirements the procedures set forth in Rule 14a-8 under the Exchange Act and our Bylaws. Under our Bylaws, a matter can properly be brought before an annual meeting by a stockholder of the Company who is a stockholder of record at the time notice of the proposal is given and who is entitled to vote at such annual meeting. The proposing stockholder must give timely notice of his or her proposal in writing to the Secretary of the Company and satisfy the other requirements set forth in the Bylaws. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company at 29 East Reno Ave., Suite 500, Oklahoma City, OK 73104 not later than thirty (30) days or more than one hundred twenty (120) days prior to the one year anniversary date of the preceding year’s annual meeting of stockholders of the Company (which for our 2027 Annual Meeting will be April 12, 2027 and January 12, 2027, respectively).

For any business that a stockholder desires to bring before an annual meeting, the stockholder notice must include (i) a brief description of the proposal or business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name, age, business and residence address of the stockholder submitting the proposal, (iii) the principal occupation or employment of such stockholder, (iv) the number of shares of the Corporation which are beneficially owned by such stockholder and the date which shares were first acquired by the stockholder, and (v) any material interest of the stockholder in such proposal. For additional information about the notice requirements for other stockholder business, see our Bylaws.

A stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2027 Annual Meeting must be received no later than December 14, 2026. For a proposal to be considered for presentation at the 2027 Annual Meeting, although not included in the proxy statement for such meeting, it must be received within the time period set forth in our Bylaws as described above. In addition, the proxy solicited by the Board for the 2027 Annual Meeting will confer discretionary authority to vote on any such stockholder proposal presented at the 2027 Annual Meeting unless we are provided with notice of such proposal no later than thirty (30) days prior to the date of the 2027 Annual Meeting.

OTHER BUSINESS

Our Board is not aware of any other matters to be presented for consideration at the Annual Meeting other than those listed in the Notice of Annual Meeting of Stockholders and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of our Board.

Annex A: Non-GAAP Financial Measures

Upstream Free Cash Flow and Total Free Cash Flow are measures that we use as indicators of our ability to fund our development activities and generate excess cash for other corporate purposes, including returns to shareholders. We utilize Upstream Free Cash Flow to measure the capital intensity or efficiency of our core E&P business and compare such efficiency to other E&P companies, and define it as Net Cash Provided by Operating Activities before changes in working capital reduced by additions to oil and natural gas properties and additions to other property and equipment before acquisitions and excluding contributions to equity method investments and increased by the tax impact of the Midstream Sale.

We utilize Total Free Cash Flow to measure the liquidity generated by our overall business, including the effect of midstream investments, and define it as Net Cash Provided by Operating Activities before changes in working capital reduced by additions to oil and natural gas properties, additions to other property and equipment, additions to midstream property and equipment before acquisitions and excluding contributions to equity method investments and increased by the tax impact of the Midstream Sale.

We distinguish Upstream Free Cash Flow from Total Free Cash Flow given the stage of maturity of our upstream business (well-established). For most capital intensive businesses, the ability to generate positive Free Cash Flow will be correlated with the maturity of the business, with early stage businesses often having growth capital investments exceeding operating cash flow. Measures of Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. The following table provides a reconciliation of Net Cash Provided by Operating Activities to Upstream Free Cash Flow and Total Free Cash Flow for the periods indicated:

	Year Ended
	December 31, 2025	December 31, 2024
	(Unaudited, In thousands)
Net Cash Provided by Operating Activities	$212,539	$246,274
Excluding changes in working capital	(20,576)	(18,876)
Cash Provided by Operating Activities before changes in working capital	$191,963	$227,398
Additions to oil and natural gas properties	(89,624)	(98,490)
Additions to other property and equipment	(1,564)	(875)
Tax impact of midstream sale	16,461	—
Upstream Free Cash Flow	$117,236	$128,033
Additions to midstream property and equipment	(36,667)	(10,964)
Total Free Cash Flow	$80,569	$117,069

A-1

Appendix B

RILEY EXPLORATION PERMIAN, INC.

SECOND AMENDED AND RESTATED

2021 LONG TERM INCENTIVE PLAN

The Riley Exploration Permian, Inc. 2021 Long Term Incentive Plan, which was adopted by Riley Exploration Permian, Inc. effective February 25, 2021 and amended and restated effective April 21, 2023, is hereby further amended and restated, effective as of May 12, 2026 to provide as follows:

1.          Purpose.  The purpose of the Riley Exploration Permian, Inc. 2021 Long Term Incentive Plan (the “Plan”) is to provide a means through which (a) Riley Exploration Permian, Inc., a Delaware corporation (the “Company”), and its Affiliates may attract, retain and motivate qualified persons as employees, directors and consultants, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership and/or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Substitute Awards, Performance Awards, and/or any combination of the foregoing, as determined by the Committee in its sole discretion.

2.           Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below:

(a)          “Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.  For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b)        “ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended, or any successor accounting standard.

(c)        “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, Substitute Award or Performance Award, together with any other right or interest, granted under the Plan.

(d)         “Award Agreement” means any written instrument (including any employment, severance or change in control agreement) that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

(e)          “Board” means the Board of Directors of the Company.

(f)           “Cash Award” means an Award denominated in cash granted under Section 6(i).

(g)         “Change in Control” means, except as otherwise provided in an Award Agreement or an employment agreement between the Company or its Affiliate and the Participant, the occurrence of any of the following events after the Effective Date:

(i)        A “change in the ownership” of the Company within the meaning of Treasury Regulation § 1.409A-3(i)(5)(v), whereby any one person, or more than one person acting as a “group” (for purposes of this Section 2(g)(i), as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.

(ii)        A “change in the effective control” of the Company within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vi), whereby either (A) any one person, or more than one person acting as a “group” (for purposes of this Section 2(g)(ii), as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or (B) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(iii)       A “change in the ownership of a substantial portion” of the Company’s assets within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vii), whereby any one person, or more than one person acting as a “group” (for purposes of this Section 2(g)(iii), as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions.

The preceding provisions of this Section 2(g) are intended to merely summarize the provisions of Treasury Regulation § 1.409A-3(i)(5) and, to the extent that the preceding provisions of this Section 2(g) do not incorporate fully all of the provisions (or are otherwise inconsistent with the provisions) of Treasury Regulation § 1.409A-3(i)(5), then the relevant provisions of such Treasury Regulation shall control.

(h)       “Change in Control Price” means the amount determined in the following clauses (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows:  (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the applicable Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 2(h), the value per share of Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards.  In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

(i)        “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(j)          “Committee” means the Compensation Committee of the Board or such other committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

(k)         “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock or other property equal in value to dividends paid with respect to a specified number of shares of Stock.

(l)           “Effective Date” means February 25, 2021, the date the Plan was approved by the stockholders of the Company.

(m)        “Eligible Person” means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any of its Affiliates, and any other person who provides services to the Company or any of its Affiliates, including directors of the Company; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock.  An employee on leave of absence may be an Eligible Person.

(n)         “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(o)         “Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price per share of Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date for which sales of shares of Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of shares of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules.  Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

(p)          “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(q)         “Nonqualified Deferred Compensation Rules” means the limitations or requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(r)          “Nonstatutory Option” means an Option that is not an ISO.

(s)          “Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.

(t)          “Other Stock-Based Award” means an Award granted to an Eligible Person under Section 6(h).

(u)          “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(v)          “Performance Award” means an award granted to an Eligible Person under Section 6(k), the grant, vesting, exercisability and/or settlement of which (and/or the timing or amount thereof) is subject to the achievement of one or more performance goals specified by the Committee.

(w)          “Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (ii) “independent” under the listing standards or rules of the securities exchange upon which shares of Stock are then traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

(x)          “Restricted Stock” means Stock granted to an Eligible Person under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

(y)          “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).

(z)          “Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(aa)          “SAR” means a stock appreciation right granted to an Eligible Person under Section 6(c).

(bb)        “SEC” means the Securities and Exchange Commission.

(cc)        “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(dd)        “Stock” means the Company’s common stock, par value $0.001 per share, and such other securities as may be substituted (or re-substituted) for shares of Stock pursuant to Section 8.

(ee)         “Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(f).

(ff)         “Substitute Award” means an Award granted under Section 6(j).

3.           Administration.

(a)          Authority of the Committee.  The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.”  Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i) designate Eligible Persons as Participants;

(ii) determine the type or types of Awards to be granted to an Eligible Person;

(iii) determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv) approve the forms of Award Agreements for use under the Plan;

(v) determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);

(vi) modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vii) determine the treatment of an Award upon a termination of employment or other service relationship;

(viii) impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(iv) interpret and administer the Plan and any Award Agreement;

(x) correct any defect, supply any omission and reconcile any inconsistency in the Plan, in any Award, and in any Award Agreement; and

(xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant.

(b)        Exercise of Committee Authority.  At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (A) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (B) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members.  Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan.  For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.

(c)         Delegation of Authority.  The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, however, that such delegation does not (i) violate state or corporate law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company.  Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee.  Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.

(d)        Limitation of Liability.  The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan.  Members of the Committee and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e)         Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any of its Affiliates operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Company’s Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange.  For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4.          Stock Subject to Plan.

(a)        Number of Shares Available for Delivery.  Subject to adjustment in a manner consistent with Section 8, 5,137,022 shares of Stock are reserved and available for delivery with respect to Awards, and such total shall be available for the issuance of shares upon the exercise of ISOs.

(b)          Application of Limitation to Grants of Awards.  Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c)          Availability of Shares Not Delivered under Awards.  If all or any portion of an Award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares of Stock subject to such Award (including shares forfeited with respect to Restricted Stock, but excluding the number of shares withheld or surrendered to the Company in payment of any exercise or purchase price of an Award or taxes relating to Awards) shall not be considered “delivered shares” under the Plan, shall be available for delivery with respect to Awards, and shall no longer be considered issuable or related to outstanding Awards for purposes of Section 4(b), except that if any such shares could not again be available for Awards granted to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation.  If an Award may only be settled in cash, such Award need not be counted against any share limit under this Section 4.

(d)        Stock Offered.  The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, and/or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5.           Eligibility; Per Person Award Limitations.

(a)          Eligibility.  Awards may be granted under the Plan only to Eligible Persons.

(b)          Non-Employee Director Award Limitations.  In each calendar year during any part of which the Plan is in effect, a non-employee member of the Board may not be granted Awards (i) relating to more than 10,000 shares of Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 8, or (ii) if greater, Awards having a value (determined, if applicable, pursuant to ASC Topic 718) on the date of grant in excess of $300,000, in each case multiplied by the number of full or partial calendar years in any performance period established with respect to an Award, if applicable; provided, that, for the calendar year in which a non-employee member of the Board first commences service on the Board only, the foregoing limitations shall be doubled; provided, further that, the limits set forth in this Section 5(b) shall be without regard to grants of Awards, if any, made to a non-employee member of the Board during any period in which such individual was an employee of the Company or of any of its Affiliates or was otherwise providing services to the Company or to any of its Affiliates other than in the capacity as a director of the Company.

6.           Specific Terms of Awards.

(a)          General.  Awards may be granted on the terms and conditions set forth in this Section 6.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award.  In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

(b)         Options.  The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

(i)         Exercise Price.  Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of Stock or (B) 100% of the Fair Market Value per share of Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of Stock on the date of grant).

(ii)        Time and Method of Exercise; Other Terms.  The Committee shall determine the method(s) by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the method(s) by or form(s) in which Stock will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d), and any other terms and conditions of any Option.  In the case of an exercise whereby the Exercise Price is paid with shares of Stock, such shares of Stock shall be valued based on the per share Fair Market Value of Stock as of the date of exercise.  No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

(iii)       ISOs.  The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code.  ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company.  Except as otherwise provided in Section 8, no term of the Plan relating to ISOs (including any SAR granted in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification.  ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders.  Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code.  As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted.  If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable Award Agreement.

(c)          SARs.  The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(i)          Right to Payment.  An SAR is a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii)         Grant Price.  Each Award Agreement evidencing an SAR shall state the grant price per share of Stock established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the grant price per share of Stock subject to an SAR shall not be less than the greater of (A) the par value per share of Stock or (B) 100% of the Fair Market Value per share of Stock as of the date of grant of the SAR.

(iii)      Method of Exercise and Settlement; Other Terms.  The Committee shall determine the form of consideration payable upon settlement, the method by or forms in which Stock (if any) will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR.  SARs may be either free-standing or granted in tandem with other Awards.  No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.

(iv)        Rights Related to Options.  An SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised.  The Option shall then cease to be exercisable to the extent surrendered.  SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.

(d)          Restricted Stock.  The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

(i)         Restrictions.  Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.  Except as provided in Section 7(a)(iii) and Section 7(a)(iv), during the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant.

(ii)       Dividends and Splits.  Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such shares of Restricted Stock.  All such dividends and distributions shall be subject to the same restrictions, including any risk of forfeiture, as the shares of Restricted Stock with respect to which they were paid.  Unless otherwise determined by the Committee and specified in the applicable Award Agreement, Stock distributed in connection with a Stock split, shall be subject to restrictions, including any risk of forfeiture, to the same extent as the Restricted Stock with respect to which such Stock has been split.

(e)       Restricted Stock Units.  The Committee is authorized to grant Restricted Stock Units to Eligible Persons on the following terms and conditions:

(i)          Award and Restrictions.  Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.

(ii)          Settlement.  Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified by the Committee for such Restricted Stock Units (or, if permitted by the Committee, as elected by the Participant).  Restricted Stock Units shall be settled by delivery of (A) a number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or (B) cash in an amount equal to the Fair Market Value of the specified number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(f)         Stock Awards.  The Committee is authorized to grant Stock Awards to Eligible Persons as a bonus, as additional compensation, or in lieu of cash compensation any such Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(g)         Dividend Equivalents.  The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock.  Dividend Equivalents may be awarded in connection with another Award (other than an Award of Restricted Stock or a Stock Award).  Under no circumstances shall the payment of Dividend Equivalents be made contingent on the exercise of an Option or SAR.  Unless otherwise determined by the Committee and specified in the applicable Award Agreement, Dividend Equivalents shall be accrued in a bookkeeping account without interest and subject to such restrictions, including any risk of forfeiture, as the Award with respect to which the Dividends Equivalents accrue and shall not be paid unless and until such Award has vested and been earned.

(h)         Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, purchase rights for shares of Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of, or the performance of, specified Affiliates of the Company.  The Committee shall determine the terms and conditions of such Other Stock-Based Awards.  Shares of Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, shares of Stock, other Awards, other property, or any combination of the foregoing, as the Committee shall determine.

(i)         Cash Awards.  The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(j)          Substitute Awards; No Repricing.  Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of an Eligible Person to receive payment from the Company or an Affiliate.  Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate.  Such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules and other applicable laws and exchange rules.  Except as provided in this Section 6(j) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price or grant price of an outstanding Option or SAR, (ii) grant a new Option, SAR or other Award in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the Exercise Price or grant price thereof, (iii) exchange any Option or SAR for shares of Stock, cash or other consideration when the Exercise Price or grant price per share of Stock under such Option or SAR exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange on which shares of Stock are then listed (if any).

(k)         Performance Awards.  The Committee is authorized to designate any of the Awards granted under the foregoing provisions of this Section 6 as Performance Awards.  The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to a Performance Award, and may exercise its discretion to reduce or increase the amounts payable under any Performance Award.  The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria as specified by the Committee.  Performance goals may differ among Performance Awards granted to any one Participant or to different Participants.  The performance period applicable to any Performance Award shall be set by the Committee in its discretion but shall not exceed ten years.

7.           Certain Provisions Applicable to Awards.

(a)          Limit on Transfer of Awards.

(i)        Except as provided in Sections 7(a)(iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

(ii)          Except as provided in Sections 7(a)(i), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii)      To the extent specifically provided by the Committee, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iv)        An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b)         Form and Timing of Payment under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any of its Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement.  Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c)        Evidencing Stock. Shares of Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions.  Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.

(d)         Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e)        Additional Agreements.  Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

8.           Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a)         Existence of Plans and Awards.  The existence of the Plan and the Awards granted hereunder, if any, shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b)        Additional Issuances.  Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c)          Subdivision or Consolidation of Shares.  The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i)          If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock or in the event the Company distributes an extraordinary cash dividend, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions; provided, however, that in the case of an extraordinary cash dividend that is not an Adjustment Event, the adjustment to the number of shares of Stock and the Exercise Price or grant price, as applicable, with respect to an outstanding Option or SAR may be made in such other manner as the Committee may determine that is permitted pursuant to applicable tax and other laws, rules and regulations.

(ii)         If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(d)        Recapitalization.  In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”).  In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

(e)        Change in Control and Other Events.  Except to the extent otherwise provided in any applicable Award Agreement, vesting of any Award shall not occur solely upon the occurrence of a Change in Control and, in the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i) accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(ii) redeem in whole or in part outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option and less the grant price with respect to a SAR, as applicable to such Awards; provided, however, that to the extent the Exercise Price of an Option or the grant price of an SAR exceeds the Change in Control Price, such Award may be cancelled for no consideration;

(iii) cancel Awards that remain subject to a restricted period as of the date of a Change in Control or other such event without payment of any consideration to the Participant for such Awards; or

(iv) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding.  If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

9.           General Provisions.

(a)         Tax Withholding.  The Company and any of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee.  The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate.  Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

(b)        Limitation on Rights Conferred under Plan.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Affiliates, (ii) interfering in any way with the right of the Company or any of its Affiliates to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(c)         Governing Law; Submission to Jurisdiction.  All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law.  The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.  With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Oklahoma City, Oklahoma.

(d)         Severability and Reformation.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable.  With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

(e)         Unfunded Status of Awards; No Trust or Fund Created.  The Plan is intended to constitute an “unfunded” plan for certain incentive awards.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person.  To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate.

(f)          Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.  Nothing contained in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.

(g)        Fractional Shares.  No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

(h)         Interpretation.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural.  In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.  References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i)         Facility of Payment.  Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(j)         Conditions to Delivery of Stock.  Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect.  In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which shares of Stock are then listed.  At the time of any exercise of an Option or SAR, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or SAR or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect.  Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price, grant price, or tax withholding) is received by the Company.

(k)        Section 409A of the Code.  It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly.  Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or shares of Stock underlying such Award) granted hereunder, and should not be interpreted as such.  In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules.  Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date.  Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date.  The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l)         Clawback.  The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards.  Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancellation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

(m)       Status under ERISA.  The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n)         Plan Effective Date and Term.  The Plan was adopted by the Board to be effective on the Effective Date.  No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date, which is February 25, 2031.  However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

10.        Amendments to the Plan and Awards.  The Board may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which shares of Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award.  For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

204101 Riley Exploration Permian Proxy Card Front

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

2026

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

RILEY EXPLORATION PERMIAN, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 11, 2026.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend;
https://cstproxy.com/rileypermian/2026

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided prior to the annual meeting.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

Please mark your votes like this **X**

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1, PROPOSAL 2, PROPOSAL 3, AND PROPOSAL 4.

1. Election of Directors

(1) Brent Arriaga
(2) Rebecca L. Bayless
(3) Beth A. di Santo
(4) Bryan H. Lawrence
(5) E. Wayne Nordberg
(6) Bobby D. Riley
(7) Bobby Saadati

FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)
☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

Proposal	FOR	AGAINST	ABSTAIN
2. Ratification of BDO USA, P.C. as independent registered public accounting firm.	☐	☐	☐
3. An advisory vote to approve the compensation of our Named Executive Officers.	☐	☐	☐
4. Approval of the amendment and restatement of the Riley Exploration Permian, Inc. Amended and Restated 2021 Long Term Incentive Plan.	☐	☐	☐

CONTROL NUMBER

Signature________________ **Signature, if held jointly**________________ **Date**________ **2026.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

204101 Riley Exploration Permian Proxy Card Back

2026

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders

To view the 2026 Proxy Statement, Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and to attend the 2026 Annual Meeting, please go to: https://www.cstproxy.com/rileypermian/2026

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

RILEY EXPLORATION PERMIAN, INC.

The undersigned appoints BETH DI SANTO and PHILIP RILEY, and each of them as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of RILEY EXPLORATION PERMIAN, INC. held of record by the undersigned at the close of business on March 16, 2026 at the Annual Meeting of Stockholders of RILEY EXPLORATION PERMIAN, INC. to be held on May 12, 2026, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SEVEN NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2, PROPOSAL 3, AND PROPOSAL 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed on reverse side)